NOTICE OF

ANNUAL MEETING OF

SHAREHOLDERS AND

2014 MANAGEMENT

PROXY CIRCULAR

Letter to the shareholders from the chairman of the board and the president and chief executive officer

Dear fellow Shareholders,

It is our pleasure to invite you to attend CAE’s 2014 Annual Shareholder meeting (the “Meeting”). As in prior years, we will meet to consider important matters affecting our Company. Whether or not you plan to attend the Meeting, we encourage you to review the enclosed information, consider the resolutions put forth by the Board and vote your Shares.

As a Shareholder, you have the right to vote your Shares on all items that come before the Meeting including the election of Directors, the appointment of the auditors and the advisory vote on executive compensation. Your vote is important to us and we encourage you to exercise your right either in person at the Meeting or by proxy.

This Circular also gives you details about all the items for consideration and how to vote. It also contains information about the nominated Directors, the auditors, reports from the various committees of the Board and CAE’s corporate governance practices.

At the Meeting, we will as always review our financial position, including the increased value we are delivering to Shareholders, and our business operations. We will also respond to your comments and questions.

Finally, we want to thank you for your continued confidence in and support of CAE and we remain committed to delivering world-class performance and creating long-term value for our Shareholders. We look forward to seeing you at this year’s Meeting.

James F. Hankinson (signed)                              Marc Parent (signed)

Chairman of the Board                                        President and

                                                                            Chief Executive Officer

June 12, 2014

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Proxy circular summary

This summary highlights some of the important information you will find in this Management Proxy Circular (the “Circular”). These highlights do not contain all the information that you should consider, and you should read this entire Circular before voting your Shares.

shareholder voting matters

Voting matter	Board Vote Recommendation	Page reference for more information
Election of 10 Directors	FOR each nominee	7
Appointing PricewaterhouseCoopers LLP as Auditors	FOR	9
Advisory Vote on Executive Compensation	FOR	10

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Proxy circular summary

Our director nominees

	Age	Direc-tor Since	Position	Indepen-dent	Committee Memberships[1]	Board and Committee Attendance (with ad hoc) FY2014	Other Public Boards	Top Three Competencies
Brian E. Barents	70	2005	Corporate Director	YES	HRC CGC	93%	3	▪ Knowledge of industry ▪ Strategic leadership and management ▪ Human Resources
Michael M. Fortier	52	2010	Vice-Chairman, RBC Capital Markets	YES	CGC	91%	1	▪ Strategic leadership and management ▪ Finance/Accounting ▪ Governance/Board
Paul Gagné	67	2005	Corporate Director	YES	HRC (Chair) Audit	100%	3	▪ Strategic leadership and management ▪ Finance/Accounting ▪ Human Resources
James F. Hankinson	70	1995	Corporate Director	YES		100%	1	▪ Strategic leadership and management ▪ Finance/Accounting ▪ Governance/Board
John P. Manley	64	2008	President and CEO, Canadian Council, Chief Executives	YES	CGC (Chair) HRC	81%	1	▪ Finance/Accounting ▪ Human Resources ▪ Governance/Board
Marc Parent	53	2008	CEO, CAE	NO		100%	N/A	▪ Knowledge of industry ▪ Strategic leadership and management ▪ Human Resources ▪ R&D
Peter J. Schoomaker	68	2009	Consultant on Defense Matters	YES	CGC HRC	94%	1	▪ Knowledge of industry ▪ Strategic leadership and management ▪ Human Resources
Andrew J. Stevens	57	2013	Corporate Director	YES	Audit HRC	100%	2	▪ Strategic leadership and management ▪ Knowledge of industry ▪ Governance/Board
Katharine B. Stevenson	51	2007	Corporate Director	YES	Audit (Chair)	100%	3	▪ Strategic leadership and management ▪ Finance/Accounting ▪ Governance/Board
Kathleen E. Walsh	58	2013	CEO, Boston Medical Center	YES	Audit	89%	N/A	▪ Knowledge of industry ▪ Strategic leadership and management ▪ Human Resources

1 Refer to page 1 for definitions.

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Proxy circular summary

2014 Performance highlights

Record revenue $2.1B	Flight simulators sold 48 – an industry record	Book-to-sales 1.13 – with record backlog	Total Annual shareholder return 48.7%

2014 Executive compensation highlights

¢ To support CAE’s “Partner of Choice” value proposition, the Human Resources Committee approved the inclusion of a “Customer Satisfaction Index” as a corporate bonus plan metric for senior executives
¢ Executive bonuses based on 71% of financial targets achieved, as well as personal objectives, reflect CAE’s profitability performance in FY2014
¢ 110% vesting on the RSU tranches vesting in FY2014 reflect CAE’s outperformance of its competitors on shareholder return

Other executive compensation best practices

¢ Caps on annual bonuses	√
¢ 40% of LTIP awards vest based on relative performance measures	√
¢ Pensionable earnings based on actual years served (plus any severance period in certain circumstances)	√
¢ Change of control severance limited to 2 times salary and bonuses	√
¢ Clawback policy	√
¢ Minimum shareownership and option profit retention guidelines	√
¢ Anti-hedging policy	√

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Proxy circular summary

Governance highlights

The following table shows some of the ways CAE continues to adhere to the highest standards in corporate governance it has maintained throughout its more than 65-year history.

¢ Number of Director nominees	10
¢ Number of non-management Independent Director nominees	9
¢ Board Committee members are all Independent	√
¢ Average age of Director nominees	61
¢ Annual election of Directors	√
¢ Directors elected individually (rather than slate voting)	√
¢ Majority voting guidelines for Directors	√
¢ Board interlock guidelines adopted	√
¢ Separate Chair and CEO	√
¢ Disbandment of the Executive Committee in FY2014	√
¢ Director tenure and age guidelines	√
¢ Share ownership guidelines for Directors and executives	√
¢ Board orientation/education Program	√
¢ Number of Board meetings held in FY2014	8
¢ Number of financial experts on the Audit Committee	2
¢ Code of Business Conduct Program	√
¢ Annual advisory vote on executive compensation	√
¢ Formal Board & committee evaluation processes	√
¢ No dual-class shares	√

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Proxy circular summary

Voting by proxy is the easiest way

Please refer to the enclosed form of proxy or your voting instruction form or to Section 1 entitled “About Voting Your Shares” for more information on the voting methods available to you. If you elect to vote on the Internet, by telephone or in person at the Meeting, you do not need to return your proxy form or voting instructions.

Review this proxy circular and vote in one of four ways
IN PERSON	VIA THE INTERNET	BY TELEPHONE	BY MAIL

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Table of contents

Letter to the shareholders from the chairman of the Board and the President and Chief Executive Officer

Proxy Circular Summary

Definitions

Notice of 2014 Annual Shareholders' Meeting

Section 1 | About voting your shares

Section 2 | Business of the meeting

Section 3 | About the Nominated Directors

Section 4 | Corporate Governance

Section 5 | Board Committee Reports

Section 6 | Board Director Compensation

Section 7 | Executive Compensation

Compensation Discussion and Analysis

Compensation Objectifs

Setting executive compensation

Compensation Policy and Objectives

Executive share ownership requirements

Risk Mitigation

Determination of the NEO's compensation in FY2014

Pay for performance linkage

Compensation of our Named Executive Officers

Summary Compensation Table

Incentive Plan Awards

Pension Arrangements

Termination and Change of Control Benefits

Section 8 | Other important information

Section 9 | Appendix A: Board of Director's Mandate

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Definitions

Certain Defined Terms

In this document, referred to as this “Circular”, the terms “you” and “your” refer to the Shareholder, while “we”, “us”, “our” and CAE refer to CAE Inc. and where applicable, its subsidiaries. In this Circular, a reference to “fiscal year” is a reference to the fiscal or financial year from April 1 to March of the year stated.

We also use the following defined terms throughout this Circular (including Appendix A to this Circular.

Audit Committee	The Audit Committee of our Board of Directors
Board	Our Board of Directors
BoC	The Bank of Canada
$	Canadian dollars
Circular	This Management Proxy Circular
Common Shares or Shares	Refers to the number of Common Shares of CAE that are benefically owned, or over which control or direction is exercised by a person.
CSA	Canadian Securities Administrators
DSU	Refers to the number of deferred share units of CAE held by an executive or Director of CAE. The value of a DSU is equivalent to the value of a Share.
FY	Refers to a financial year of CAE, from April 1 to March 31 of the following calendar year. For example, FY2014 refers to the 12 months ended March 31, 2014.
Governance Committee or CGC	The Corporate Governance Committee of our Board
Human Resources Committee or HRC	The Human Resources Committee of our Board
Independent Directors

Refers to the standards of independence established by CAE’s Corporate Governance Guidelines, applicable corporate governance rules of the New York Stock Exchange and SEC, and under the Canadian Securities Administrators’ National Instrument, 58-101 – Disclosure of Corporate Governance Practices and National Policy 58-201.

LTIP	Long-term incentive program
MD&A	Refers the Management Discussion and Analysis section of CAE’s annual report for the Year ended March 31 2014.
Meeting	The Annual Meeting of CAE Shareholders to be held on August 13, 2014

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Definitions

NYSE	The New York Stock Exchange
PwC	PricewaterhouseCoopers LLP, Chartered Professional Accountants in Montréal, Québec
Record Date	June 17, 2014
SOX	The Sarbanes-Oxley Act of 2002
TSX	The Toronto Stock Exchange
Currency, Exchange Rates and Share Prices

All amounts referred to in this Circular are presented in Canadian dollars, unless otherwise stated. In a number of instances in this Circular, including with respect to calculation of the in-the-money value of stock options denominated in Canadian dollars, information based on our Share price has been calculated on the basis of the Canadian dollar.

Information Currency	The information in this Circular is current as of June 11, 2014 unless otherwise stated.

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Notice of 2014 Annual shareholders’ Meeting

When

Wednesday, August 13, 2014at 11:00 a.m. (Eastern Time)

Where

Le Centre Sheraton, 1201 René-Lévesque Blvd. West, 4th floor, Montreal

What the meeting is about

1.       Receive CAE Consolidated Financial Statements and the independent auditor’s report for the fiscal year ended March 31, 2014

2.       Elect Directors who will serve until the end of the next annual Shareholders’ meeting

3.       Reappoint PricewaterhouseCoopers LLP as our independent auditor who will serve until the end of the next annual Shareholders’ meeting and authorize the Audit Committee to fix the independent auditor’s remuneration

4.       Vote, in an advisory, non-binding manner, on CAE’s approach to executive compensation described in the accompanying Circular

5.       Transact any other business that may properly come before the Meeting

You have the right to vote

As a holder of record of CAE Common Shares at the close of business on June 11, 2014, you are entitled to receive notice of and vote at the Meeting.

You are asked to consider and to vote your Shares on items two to four listed above and any other items that may properly come before the Meeting or any adjournment.

If you are unable to attend the Meeting and want to ensure that your Shares are voted, please submit your votes by proxy as described under “How to Vote Your Shares” in the accompanying Management Proxy Circular (“the Circular”). To be valid, our transfer agent, Computershare Trust Company of Canada, must receive your proxy by 11:00 a.m. (Eastern Time) on August 12, 2014. If the Meeting is adjourned or postponed, Computershare must receive your proxy no later than 24 hours (excluding Saturdays, Sundays and holidays) prior to any such adjournment or postponement.

Accompanying this Notice of Annual Meeting is CAE’s Circular, which contains more information on the matters to be addressed at the Meeting.

By order of the Board of Directors

June 12, 2014 Montreal, Quebec	HARTLAND J. A. PATERSON General Counsel, Chief Compliance Officer & Secretary

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Section 1 About voting your shares

Record date

June 17, 2014 is the record date for the Meeting.

Shareholders entitled to vote

Only holders  of our Common Shares at the close of business on the Record Date are entitled to receive notice of and to attend (in person or by proxy) and vote at the Meeting or any adjournment. The list of Shareholders on the Record Date is available for inspection during usual business hours at Computershare Trust Company of Canada, 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1, and at the Meeting.

Shares and votes

As of June 11, 2014, 264,193,202 CAE Common Shares are issued and outstanding. Each CAE Common Share is entitled to one vote.

Principal shareholders

To the knowledge of the Directors and officers of CAE (from records and publicly filed reports), there is no person who beneficially owns or exercises control or direction over more than 10% of the Common Shares.

All CAE Directors and executive officers as a group (17 persons) owned beneficially or exercised control or direction over 214,475 Common Shares representing approximately 0.08% of the class as at June 11, 2014.

Your vote is important

Your vote is important. Please read the information below to ensure your Shares are properly voted.

How to vote your shares

You may vote your Shares in one of the following ways (refer to Section 1 entitled “About Voting Your Shares”):

1.       In person, at the Meeting

a.       In such case, you do not need to complete and return the enclosed form of proxy. When you arrive at the Meeting, a Computershare representative will register your attendance before you enter the Meeting;

2.       By proxy:

a. by mail: sign, date and return your proxy form in the enclosed envelope
b. by telephone: call the telephone number on your proxy form
c. on the Internet: visit the web site listed on your proxy form
d. by appointing another person to attend and vote at the Meeting on your behalf

Refer to the enclosed proxy form for instructions.

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Section 1 About voting your shares

Appointment of proxyholder

If you choose to vote by proxy, you are giving the person or people named on your proxy form (referred to as a “Proxyholder”) the authority to vote your Shares on your behalf at the Meeting or any adjournment or postponement thereof.

Proxies are being solicited by management

Through this Management Proxy Circular, Management is soliciting your proxy in connection with the matters to be addressed at the Meeting (or any adjournment(s) or postponements(s) thereof) to be held at the time and place and for the purposes set forth in the accompanying Notice of the Meeting.

The solicitation will be primarily made by mail but proxies may also be solicited personally by the officers of CAE at nominal cost. The cost of Management’s solicitation of proxies will be borne by CAE.

Unless you specify a different proxyholder, the CAE officers and/or Directors whose names are pre-printed on the enclosed form of proxy (James F. Hankinson, Paul Gagné and Marc Parent) will vote your Shares.

Proxyholders other than management

Shareholders desiring to appoint some person other than James F. Hankinson, Paul Gagné and Marc Parent as their representative at the Meeting may do so either by inserting such other person’s name in the blank space provided or by completing another proper proxy form and, in either case, delivering the completed proxy to CAE’s Corporate Secretary at 8585 Côte‑de‑Liesse, Saint-Laurent, Quebec, H4T 1G6 or to Computershare Trust Company of Canada, 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1 no later than 11:00 a.m. (Eastern Time) on August 12, 2014 (or, in the case of an adjournment or postponement, no later than 11:00 a.m. (Eastern Time) on the last business day preceding the day of such adjournment or postponement thereof).

Voting of proxies

You may indicate on the proxy form how you want your proxyholder to vote your Shares, or you can let your proxyholder decide for you. If you do not specify on the proxy form how you want your Shares to be voted, your proxyholder will have the discretion to vote your Shares as they see fit.

The enclosed proxy form gives the proxyholder discretion with respect to any amendments or changes to matters described in the Notice of Annual Meeting and with respect to any other matters which may properly come before the Meeting (including any adjournment or postponement thereof).

At the time of printing this Circular, the management of CAE knows of no such amendments, variations or other matters to come before the Meeting.

Unless you specify a different proxyholder or specify how you want your Shares to be voted, James F. Hankinson, Paul Gagné and Marc Parent will vote your Shares:

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Section 1 About voting your shares

a)         FOR  electing the nominated Directors who are listed in this Circular;

b)         FOR  appointing PricewaterhouseCoopers LLP as auditors and for the authorization of the Directors to fix their remuneration; and

c)          FOR  approving the advisory resolution on executive compensation.

Revocation of proxies

You have the right to revoke a proxy by ANY of the following methods:

a)         Vote again by phone or Internet no later than 11:00 a.m. (Eastern time) on August 12, 2014 (or no later than 11:00 a.m. on the last business day prior to the date of any adjourned or postponed Meeting);

b)         Deliver another completed and signed proxy form, dated later than the first proxy form, by mail or fax such that it is received by CAE’s Corporate Secretary at 8585 Côte‑de‑Liesse, Saint-Laurent, Quebec, H4T 1G6 or by Computershare Trust Company of Canada, 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1 no later than 11:00 a.m. (Eastern time) on August 12, 2014 (or no later than 11:00 a.m. on the last business day prior to the date of any adjourned or postponed Meeting); or

c)          Deliver a signed written notice revoking the proxy to the scrutineers of the Meeting, to the attention of the Meeting Chair, at or prior to the commencement of the Meeting (including in the case of any adjournment or postponement of the Meeting).

Electronic access to proxy-related materials and annual and quarterly reports

We offer our Shareholders the opportunity to view Management Proxy Circulars, annual reports and quarterly reports through the Internet instead of receiving paper copies in the mail.

If you are a registered Shareholder you can choose this option by following the instructions on your proxy form.

If you hold your Common Shares through an intermediary (such as a bank or broker), please refer to the information provided by the intermediary on how to choose to view our management proxy circulars, annual reports and quarterly reports through the Internet.

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Section 2 Business of the Meeting

1    Receive cae’s financial statements

CAE’s financial statements including the auditor’s report, for the year ended on March 31, 2014 will be presented to Shareholders at the Meeting. The financial statements are included in our 2014 annual report mailed to our Shareholders with this Circular. They can also be accessed on CAE’s website at www.cae.com, on SEDAR at www.sedar.com, or on EDGAR at www.sec.gov. No Shareholder vote is required  in connection with the financial statements.

2    Elect 10 directors

10	90%[1]	1	98.9%	94.8%
Nominees	Independent	Interlock	% votes for in 2013	Average Board Meeting Attendance in FY2014

1 The only non-independent Director is CAE’s CEO.

You will be electing a board of directors (“Board of Directors”) of 10 members. Each Director is elected annually for a term which expires no later than the next annual meeting of Shareholders.

The following nominees, all of whom are currently members of the Board of Directors, have been recommended by the CGC and the Board for election at the Meeting:
▪ Brian E. Barents	▪ Marc Parent
▪ The Honorable Michael M. Fortier, P.C.	▪ Gen. Peter J. Schoomaker, USA (Ret.)
▪ Paul Gagné	▪ Andrew J. Stevens
▪ James F. Hankinson	▪ Katharine B. Stevenson
▪ The Honorable John P. Manley, P.C., O.C.	▪ Kathleen E. Walsh

Each nominee was elected at our 2013 annual Shareholders’ meeting held on August 8, 2013, by a majority of the votes cast.

Please refer to Section 3 entitled “About the Nominated Directors” for further information regarding the experience, the selection process and other relevant information you should consider in casting your vote for each nominee.

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Section 2 Business of the Meeting

Self-imposed term and age limits ensure CAE benefits from a combination of experience and fresh perspectives

The CAE Board of Directors has passed a resolution establishing term limits comprising the following:

▪  up to two six-year periods of service, to aggregate twelve years maximum; and

▪  no nominee may be proposed past their attaining 72 years of age.

The Board of Directors believes these limits, subject to reasoned exceptions, are appropriate to ensure fresh skill sets and perspectives are periodically brought to the oversight of CAE’s business. Mr. James F. Hankinson was exempted by resolution of the Board of Directors from the twelve-year service limit as part of the planned succession for CAE’s former Chairman of the Board of Directors in FY2014.

Majority voting guidelines

In accordance with the CAE Board’s majority voting policy, any nominee for Director in an uncontested election who receives more “withold” votes from his or her election than votes “for” his or her election must promptly tender his or her resignation to the Chairman of the Governance Committee. The Governance Committee will consider the tendered resignation and recommend to the Board whether to accept or reject it. The Board will act following the Governance Committee’s recommendation no later than 90 days following the date of the Shareholders’ Meeting at which the election occurred. In deciding whether to accept the tendered resignation, the Board  will consider the factors considered by the Governance Committee and any additional information and factors the Board believes to be relevant. The Board’s  decision will be publicly disclosed and if a resignation is rejected under our majority voting policy, the reasons for the rejection will also be disclosed.

If any of the nominees is for any reason unavailable to serve as a Director, proxies in favour of Management will be voted for another nominee, at the proxyholder’s discretion, unless the Shareholder has specified in the proxy that his or her Common Shares are to be voted for another nominee or are to be withheld from voting in the election of Directors.

Detailed voting results will be disclosed after the Meeting

Promptly, after the Meeting, we will publicly disclose the number and percentage of votes cast for and withheld in respect of each nominee, as well as those cast for and against each other matter voted on by Shareholders at the Meeting.

The Board of Directors recommends that Shareholders vote FOR the election of the 10 nominated members of the Board.

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Section 2 Business of the Meeting

3    Appoint the auditors

The Board, on recommendation by the Audit Committee, proposes that PricewaterhouseCoopers LLP, Chartered Accountants, Montreal, Quebec be reappointed as auditors of CAE to hold office until the close of the next annual meeting of Shareholders and that the Directors of CAE be authorized to fix their remuneration.

PwC has served as auditors of CAE since 1991.

PwC provides three types of services to CAE and its subsidiaries

1.     Audit Services : fees billed for professional services for the audit of CAE’s annual financial statements and services that are normally provided by PwC in connection with statutory and regulatory filings, including the audit of the internal controls and financial reporting as required by the SOX and the equivalent rules adopted by the CSA.

2.     Audit-related Services: fees relating to work performed in connection with CAE’s acquisitions, translation and other miscellaneous accounting-related services.

3.     Tax  Services: fees relating to tax compliance, tax planning and tax advice.

Auditor independence

The Audit Committee has discussed with PwC its independence from Management and CAE, has considered and concluded that the provision of non-audit services is compatible with maintaining such independence.

Furthermore, as per its policy, the Audit Committee reviews and pre-approves all non-audit services provided by the external auditor above a specified level.

The following chart shows all fees paid to PwC by CAE and its subsidiaries in the most recent and prior fiscal year.

FEE TYPE	2014 ($millions)	2013 ($ millions)
1. Audit services	3.2	2.9
2. Audit-related services	0.2	0.3
3. Tax services	0.9	0.6
Total	4.3	3.8

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Section 2 Business of the Meeting

In order to further support PwC’s independence, the Audit Committee has set a policy concerning CAE’s hiring of current and former partners and employees of PwC who were engaged on CAE’s account in the recent years.

The Board of Directors recommends that Shareholders vote FOR the appointment of PWC as CAE’s auditors.

4    Advisory vote on executive compensation

As more fully detailed in Section 7 entitled ‘‘Executive Compensation”, CAE’s executive compensation philosophy and programs are based on the fundamental principle of pay-for-performance to align the interests of our executives with those of our Shareholders. This compensation approach allows CAE to attract and retain high-performing executives who are strongly incentivised to create value for CAE’s Shareholders on a sustainable basis.

We encourage you to carefully read this section of the Circular which describes our overall approach to executive compensation, the objectives of our executive compensation program, how compensation decisions are made and the compensation paid to our most highly paid executive officers in the last three years.

At the Meeting, Shareholders will be asked to consider and to cast an advisory, non-binding vote on CAE’s approach to executive compensation – this is often referred to as “say on pay”.

The text of the “say on pay” resolution reads as follows:

‘‘Resolved, on an advisory basis and not to diminish the role and responsibilities of the Board of Directors, that the Shareholders accept the approach to executive compensation disclosed in this Management Proxy Circular’’.

Because your vote is advisory, it will not be binding upon the Board. However, the HRC will review and analyze the results of the vote and take into consideration such results when reviewing executive compensation philosophy and programs.

The Board of Directors recommends that Shareholders vote FOR the resolution set out above.

If a majority of the Shares represented in person or by proxy at the Meeting are voted against the above non-binding advisory resolution, the Board Chair or the HRC Chair will oversee a process to engage with Shareholders with a view to giving Shareholders the opportunity to express their specific concerns. The Board of Directors and the HRC will consider the results of this process and, if appropriate, review the Company’s approach to executive compensation in the context of Shareholders’ specific concerns.

Our approach to executive compensation was approved by 95.5% of the votes cast on the resolution during our August 8, 2013 annual meeting of Shareholders.

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Section 2 Business of the Meeting

Other business

Following the conclusion of the formal business conducted at the Meeting, we will:

▪  provide an update on our business operations, and

▪  invite questions and comments from Shareholders.

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Section 3 About the nominated directors

This section presents biographical data, CAE Board activity and Shares ownership information with respect to each nominee the Board of Directors is recommending FOR election by Shareholders at the Meeting. A description of the Board Nominee selection criteria, and nomination process and Board Attributes follows the individual tables. “Market Value” refers to the product of the sum of the Common Shares and DSUs held by a Director multiplied by the closing price on the TSX of a Common Share on June 11, 2014. Footnotes specific to each nominee are presented immediately below their biography.

99%	90%	61	6.7	94.8%
Average 2013 Votes FOR	Independent Directors	Years Average Age	Years Average Tenure	Average Board Attendance

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Section 3 About the nominated directors

Brian E. Barents	Age: 70 Director since : 2005 (Independent) Votes in Favor at Last Annual Meeting: 98.74%

Brian E. Barents[1] is a Director of several companies. A former Air National Guard Brigadier General and still an active pilot, Mr. Barents was the President, CEO and co‑founder of Galaxy Aerospace Company, LP from 1997 to 2001 and before that President and CEO of Learjet, Inc. from 1989 to 1996. He is a past Chairman of the General Aviation Manufacturers Association. He currently serves on the boards of Kaman Corporation, Aerion Corporation and The NORDAM Group.

Board Membership and Attendance			Other Public Company Boards
Board	7 of 8	87.5%	Current
Human Resources Committee	4 of 4	100%	Kaman Corp.		'96 – present
Governance Committee	2 of 2	100%	Aerion Corp.		'02 – present
Total	13 of 14	93%	The NORDAM Group Inc.		'03 – present
			Former
			Hawker Beechcraft Corp.		'07 - '13
Securities Held
Date	Common Shares	DSUs	Total	Market Value	Minimum Ownership Requirement	% of Achievement
June 11, 2014	-	77,453	77,453	$1,137,784	$390,000	292%
June 12, 2013	-	65,971	65,971	$689,937
 1   On May 3, 2012, while Mr. Barents was a Director thereof, Hawker Beechcraft Corporation filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code; that company exited Chapter 11 in February 2013 after which Mr. Barents left the Hawker Beechcraft Board of Directors.

Michael M. Fortier	Age: 52 Director since : 2010 (Independent) Votes in Favor at Last Annual Meeting: 99.53%

Michael M. Fortier[1] joined RBC Capital Markets (RBCCM) as a Vice-Chairman in 2010. Prior to joining RBCCM, Mr. Fortier was a partner of Ogilvy Renault LLP (now Norton Rose Fulbright Canada LLP) and a Senior Advisor to Morgan Stanley in Canada.

Between 2006 and 2008, Mr. Fortier held various positions in the Government of Canada, as Minister of Public Works and Government Services, Minister of International Trade and Minister responsible for Greater Montreal. Prior to that, Mr. Fortier was active in the investment banking industry, first as a Managing Director with Credit Suisse First Boston (1999-2004) and then as a Managing Director with TD Securities (2004-2006).

Mr. Fortier also practiced law with Ogilvy Renault LLP from 1985 to 1999 in the areas of corporate finance and mergers and acquisitions. He was based in London, England for several years during this period.

Board Membership and Attendance			Other Public Company Boards
Board	7 of 8	87.5%	Current
Governance Committee	3 of 3	100%	Aimia Inc.		’09 – present
Total	10 of 11	91%

			Former

Securities Held
Date	Common Shares	DSUs	Total	Market Value	Minimum Ownership Requirement	% of Achievement
June 11, 2014	10,000	23,528	33,528	$492,526	$390,000	126%
June 12, 2013	10,000	17,892	27,892	$291,471

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Section 3 About the nominated directors

1   When Mr. Fortier commenced to work with RBCCM in October 2010, the Royal Bank of Canada had long had a position in CAE’s financing syndicate. RBCCM is not CAE’s principal external financial advisor and the level of fees paid by CAE to RBCCM in FY2014 is not material for either entity. CAE’s Board of Directors has determined that the limited relationship between CAE and RBCCM does not impair Mr. Fortier’s independence as a Director of the company

Paul Gagné	Age: 67 Director since : 2005 (Independent) Votes in Favor at Last Annual Meeting: 98.15%

Paul Gagné[1] is a Director of various public and private companies. Mr. Gagné is the Chairman of Wajax Corporation and also serves on the Audit Committees of the boards of Ainsworth Lumber Co. Ltd. and Textron Inc. Mr. Gagné worked with Avenor Inc. from 1976 to 1997, last serving as its Chief Executive Officer. In 1998, he joined Kruger Inc., where he served as Consultant in Corporate Strategic Planning from 1998 to 2002. Mr. Gagné is a Chartered Professional Accountant.

Board Membership and Attendance			Other Public Company Boards
Board	8 of 8	100%	Current
Audit Committee	4 of 4	100%	Textron Inc.		’95 – present
Human Resources (Chairman)	4 of 4	100%	Wajax Corporation		’96 – present
Special Ad Hoc Steering Comm. (Chairman)	3 of 3	100%	Ainsworth Lumber Co. Ltd.		‘11 – present
Total	19 of 19	100%	Former
			Inmet Mining Corporation Fraser Papers Inc.		’96 – ‘13 ’04 – ‘11
Securities Held
Date	Common Shares	DSUs	Total	Market Value	Minimum Ownership Requirement	% of Achievement
June 11, 2014	-	87,619	87,619	$1,287,123	$390,000	330%
June 12, 2013	-	71,797	71,797	$750,279

    1   Mr. Gagné resigned as Director of Gemofor Inc., a privately held manufacturer of sawmills equipment, in November 2006. Within a year of his resignation Gemofor Inc. filed for bankruptcy. In addition, Mr. Gagné was a Director of Fraser Papers Inc. (“Fraser”) from April 2004 through February 2011. In June 2009, Fraser initiated a court-supervised restructuring under the Companies’ Creditors Arrangement Act (“CCAA”), and under other similar bankruptcy legislation in the U.S. As part of its restructuring, Fraser sold all of its productive assets and distributed the proceeds from the sale of those assets pursuant to a Consolidated Plan of Compromise and Arrangement which was approved by the courts in February 2011.  Fraser’s common shares were suspended from trading on the TSX on June 23, 2009.  On March 10, 2011, the Ontario Securities Commission (“OSC”) issued a cease trade order against Fraser.

James F. Hankinson	Age: 70 Director since : 1995 (Independent) Votes in Favor at Last Annual Meeting: 99.27%

James F. Hankinson is a corporate Director. He was the President and Chief Executive Officer of Ontario Power Generation Inc. from 2005 until his retirement in 2009. He has broad management experience in energy, transportation, resource and manufacturing-based businesses. Mr. Hankinson is a Director of ENMAX Corporation, a private company. He served as President and Chief Executive Officer of New Brunswick Power Corporation from 1996 to 2002. In 1973, he joined Canadian Pacific Limited and served as President and Chief Operating Officer from 1990 to 1995. Mr. Hankinson is a Chartered Professional Accountant.

Board Membership and Attendance			Other Public Company Boards
Board (Chairman)	8 of 8	100%	Current
Governance Committee	1 of 1	100%
Total	9 of 9	100%
			Former
			Maple Leaf Foods Inc.		’95 – ’12
			Shoppers Drug Mart Corp.		’09 – ’14
Securities Held
Date	Common Shares	DSUs	Total	Market Value	Minimum Ownership Requirement	% of Achievement
June 11, 2014	4,018	107,969	111,987	$1,645,089	$855,000	192%
June 12, 2013	4,018	99,423	103,441	$1,080,958

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Section 3 About the nominated directors

John P. Manley	Age: 64 Director since : 2008 (Independent) Votes in Favor at Last Annual Meeting: 97.83%

John Manley [1,2] is President and Chief Executive Officer of the Canadian Council of Chief Executives (not-for-profit), a position he has held since 2010. From 2004 to 2009, he served as Counsel to McCarthy Tétrault LLP, a national law firm. Prior to that, John had a 16-year career in politics, serving as Deputy Prime Minister of Canada and Minister in the portfolios of Industry, Foreign Affairs and Finance. John obtained a Bachelor of Arts from Carleton University and a Juris Doctorate from the University of Ottawa, is a certified Chartered Director from McMaster University and holds honorary doctorates from the University of Toronto, University of Ottawa, Carleton University and University of Western Ontario.

Board Membership and Attendance			Other Public Company Boards
Board	7 of 8	87.5%	Current
Human Resources Committee	3 of 4	75%	Canadian Imperial Bank of Commerce (CIBC)		'05 – present
Audit Committee	1 of 2	50%	Telus Corporation		’12 – present
Governance Committee	2 of 2	100%
Special Ad Hoc Steering Comm.	3 of 3	100%	Former
Total	16 of 19	84%	Canadian Pacific Railway Limited		’06 – ‘13
Securities Held
Date	Common Shares	DSUs	Total	Market Value	Minimum Ownership Requirement	% of Achievement
June 11, 2014	-	57,291	57,291	$841,604	$390,000	216%
June 12, 2013	-	43,540	43,540	$454,933

    1   From May 31, 2004 until on or about June 21, 2005, Mr. Manley as a Director of Nortel Networks Corporation (‘‘Nortel’’) and Nortel Networks Limited (‘‘NNL’’), as well as other directors, senior officers and certain employees of Nortel and NNL were prohibited from trading in securities of Nortel and NNL pursuant to management cease trade orders issued by the OSC, the Autorité des marchés financiers (‘‘AMF’’) and certain other provincial securities regulators (collectively the “Regulators’’) in connection with the delay in the filing of certain of their financial statements.   Following the filing of the required financial statements, the OSC and AMF lifted such cease trade orders effective June 8, 2006 and June 9, 2006, respectively, following which the other Regulators lifted their cease trade orders.

    2   Mr. Manley was a Director of Nortel and NNL when Nortel and NNL were granted creditor protection under the CCAA on January 14, 2009 and under other similar bankruptcy legislation in the U.S. and other jurisdictions. Mr. Manley attended all meetings of the Audit Committee after his appointment on such committee.

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Section 3 About the nominated directors

Marc Parent	Age: 53 Director since : 2008 Votes in Favor at Last Annual Meeting: 99.5%

Marc Parent[1] has been the CEO of CAE Inc. since October 2009. He joined the Corporation in February 2005 as Group President, Simulation Products, was appointed Group President, Simulation Products and Military Training & Services in May 2006, and then Executive Vice President and Chief Operating Officer in November 2008. Mr. Parent has over 30 years of experience in the aerospace industry. Before joining CAE, Mr. Parent held various positions with Canadair and within Bombardier Aerospace in Canada and the U.S. Mr. Parent is past Chairman of the Board of Directors of the Aerospace Industries Association of Canada (AIAC) and of Aéro Montreal (Quebec’s aerospace cluster). Mr. Parent graduated as an engineer from École Polytechnique, is a graduate of the Harvard Business School Advanced Management Program and holds an honourary doctorate from École Polytechnique.

Board Membership and Attendance			Other Public Company Boards
Board of Directors	8 of 8	100%	Current

Total	8 of 8	100%	Former
Securities Held
Date	Common Shares	DSUs	Total	Market Value	Minimum Ownership Requirement	% of Achievement
June 11, 2014	106,786	248,651	355,437	$5,221,369	500% of salary	122%
June 12, 2013	53,551	244,328	297,879	$3,112,836

     1   Mr. Parent also holds 1,797,900 options to acquire Common Shares and as President and CEO has a higher Share/DSU ownership target than an Independent Director. Upon invitation of Board Committees, Mr. Parent attended all or a part of their meetings.

1

General Peter J. Schoomaker, USA (ret.)	Age: 68 Director since : 2009 (Independent) Votes in Favor at Last Annual Meeting: 98.73%

General Schoomaker is a consultant on defense matters. He is a former four-star U.S. Army general who was recalled from retirement to active duty as the 35th Chief of Staff, Army and member of the U.S. Joint Chiefs of Staff from 2003 until 2007. Prior to his first retirement, he served as Commander‑in‑Chief, U.S. Special Operations Command from 1997 to 2000. He was the owner/President of Quiet Pros, Inc. (defense consulting) from 2000 to 2003. General Schoomaker spent over 35 years in a variety of command and staff assignments with both conventional and special operations forces. General Schoomaker is a Director of several public, private and non-profit companies, the Special Operations Warrior Foundation and was a Director of CAE USA Inc. (from November 2007 to February 2009).

Board Membership and Attendance			Other Public Company Boards
Board	8 of 8	100%	Current
Governance Committee Human Resources Committee	1 of 2 4 of 4	50% 100%	Aeroflex Incorporated		'10 – present
Special Ad Hoc Steering Committee	3 of 3	100%

Total	16 of 17	94%	Former
			DynCorp International Inc.		'07 – '10
Securities Held
Date	Common Shares	DSUs	Total	Market Value	Minimum Ownership Requirement	% of Achievement
June 11, 2014	-	51,885	51,885	$762,190	$390,000	195%
June 12, 2013	-	39,754	39,754	$415,429

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Section 3 About the nominated directors

Andrew J. Stevens	Age: 57 Director since : 2013 (Independent) Votes in Favor at Last Annual Meeting: 99.48%

Andrew J. Stevens is a corporate Director based in the U.K who has operating experience globally in the aerospace and defence sector. Beginning with the Dowty Group, a leading British  manufacturer of aircraft equipment (1976-94), Bowthorpe plc (1994-96), Messier-Dowty as Managing Director then Chief Operating Officer (1996-2000), Rolls-Royce, where he served as Managing Director Defence Aerospace (2001-2003), and Cobham plc as a Board member where he served variously as Group Managing Director, Aerospace Systems, Chief Operating Officer and Chief Executive Officer. (2003-12).

Board Membership and Attendance			Other Public Company Boards
Board	8 of 8	100%	Current
Audit Committee	2 of 2	100%	Héroux-Devtek Inc.		'14 – present
Human Resources Committee	2 of 2	100%	De La Rue plc		'12 – present
Total	12 of 12	100%
			Former
			Cobham plc		'03 – '12
Securities Held
Date	Common Shares	DSUs	Total	Market Value	Minimum Ownership Requirement	% of Achievement
June 11, 2014	-	11,263	11,263	$165,453	$390,000	42%
June 12, 2013	-	1,263	1,263	$13,198

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Section 3 About the nominated directors

Katharine B. Stevenson	Age: 51 Director since : 2007 (Independent) Votes in Favor at Last Annual Meeting: 99.07%

Katharine B. Stevenson is a corporate Director who serves on a variety of corporate and not-for-profit boards. She was formerly the Treasurer of Nortel Networks Corporation. Prior to joining Nortel Networks Corporation, she was a Vice President of J.P. Morgan & Company, Inc. Ms. Stevenson serves as Director on the board of Canadian Imperial Bank of Commerce and on its Audit Committee. She is also a Director of Valeant Pharmaceuticals International, Inc., serving on its Audit & Risk Committee and Transactions & Finance Committee. She is a Director of Open Text Corporation and a member of its Audit Committee.

The CAE Board has determined that such simultaneous service does not impair the ability of Ms. Stevenson to effectively serve on CAE’s Audit Committee. In addition, she served as the Chairperson of OSI Pharmaceuticals, Inc.’s Audit Committee until the sale of the company. Ms. Stevenson is a Governor and past Chair of The Bishop Strachan School and Vice Chairman of the board of the University of Guelph (as well as Chair of their Finance Committee). She is certified with the professional designation ICD.D granted by the Institute of Corporate Directors (ICD).

Board Membership and Attendance			Other Public Company Boards
Board of Directors	8 of 8	100%	Current
Audit Committee (Chair)	4 of 4	100%	Canadian Imperial Bank of Commerce (CIBC)		'11 – present
Total	12 of 12	100%	Valeant Pharmaceuticals International Inc.		'10 – present
			Open Text Corp.		'08 – present
			Former
			Afexa Life Sciences Inc.		'11 – '11
			OSI Pharmaceuticals Inc.		'05 – '10
Securities Held
Date	Common Shares	DSUs	Total	Market Value	Minimum Ownership Requirement	% of Achievement
June 11, 2014	15,600	62,893	78,493	$1,153,062	$390,000	296%
June 12, 2013	15,600	50,945	66,545	$695,395

Kathleen E. Walsh	Age: 58 Director since : 2013 (Independent) Votes in Favor at Last Annual Meeting: 99.55%

Kathleen E. Walsh[1] is currently CEO of Boston Medical Center, a non-profit 496-bed medical center in Boston, Massachusetts that employs more than 1,200 physicians and 1,500 nurses while also serving as the primary teaching affiliate of the Boston University School of Medicine. Previously she served as Executive Vice President and Chief Operating Officer of Brigham and Women's Hospital, Chief Operating Officer, Novartis Institutes for BioMedical Research for Novartis AG, various positions up to Senior Vice President, Medical Services and Cancer Center at the Massachusetts General Hospital, and previously with four other hospitals. Ms. Walsh is also on the boards of the Greater Boston Chamber of Commerce, Emmanuel College, and the Advisory Board of the Clinical Center of the National Institutes of Health in Bethesda MD.

Board Membership and Attendance			Other Public Company Boards
Board of Directors	7 of 7	100%	Current
Audit	1 of 2	50%
Total	8 of 9	89%	Former
Securities Held
Date	Common Shares	DSUs	Total	Market Value	Minimum Ownership Requirement	% of Achievement
June 11, 2014	-	7,599	7,599	111,629	$390,000	28%
June 12, 2013	N/A	N/A	N/A	N/A

       1  Ms. Walsh joined the Board of Directors after the commencement of FY2014.

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Section 3 About the nominated directors

Director selection and nomination process

Part of the CGC’s responsibility is to identify and recruit suitable potential Board members and recommend to the Board nominees for election at annual Shareholders meetings.

To fulfill this mandate, the CGC:

▪  Identifies desirable skill sets, industry experience, diverse backgrounds, international experience, relationships and other attributes that would assist the Board of Directors in the conduct of its responsibilities and also further CAE’s interests (refer to “Board Attributes” below).

▪  Reviews with the Chairman, CEO and other Directors possible candidates, including the existing members of the Board of Directors, which may meet some or all of such attributes.

▪  Considers potential conflicts of interest, independence issues and interlocking directorships of potential candidates.

▪  Approaches with the Chairman and other Directors potential candidates not already serving as Directors to determine their availability and interest in serving on CAE’s Board, and will interview those interested to determine their suitability for nomination.

▪  Reviews with other members of the Board of Directors the potential nomination of any new Director before a final determination to nominate them is made.

CAE Board members must:

▪  Demonstrate high ethical standards and integrity, including abiding by the Board’s Code of Conduct;

▪  Act honestly and in good faith regarding CAE’s best interests;

▪  Devote sufficient time to CAE’s affairs and exercise prudence and diligence in fulfilling all their Board-related responsibilities;

▪  Give independent judgment on issues facing CAE;

▪  Understand and challenge CAE’s business plans and strategy;

▪  Effectively participate in all CAE Board-related deliberations;

▪  Make reasonable efforts to attend CAE Board and committee meetings; and

▪  Review the management materials provided in advance of, and otherwise prepare for, all Board meetings.

Under the articles of CAE, the Board of Directors may consist of a minimum of three and a maximum of twenty-one Directors. The Directors are to be elected annually as provided in CAE’s by-laws. Each Director will hold office until the next annual meeting or until his or her successor is duly elected unless his or her office is earlier vacated in accordance with the by-laws. In accordance with the by-laws, the Board of Directors has fixed the number of Directors to be elected at the Meeting at ten.

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Section 3 About the nominated directors

Board attributes

The following matrix identifying the age, tenure, professional skills, expertise and qualifications of current Board Directors is reviewed by the Governance Committee annually to ensure CAE benefits from an appropriate combination of skills, experience with CAE’s business matters and corporate governance standards and fresh perspectives:

	AGE			TENURE at CAE			COMPETENCIES
	Under 60	60 – 69	70+	1 – 5 years	6 – 10 years	More than 10 years	Knowledge of industry	Strategic leadership and management	Finance/Accounting	Human Resources	R&D	Governance/Board
Brian E. Barents			¾		¾		¾	¾		¾
Michael M. Fortier	¾			¾				¾	¾			¾
Paul Gagné		¾			¾			¾	¾	¾
James F. Hankinson			¾			¾		¾	¾			¾
John P. Manley		¾			¾				¾	¾		¾
Marc Parent	¾				¾		¾	¾		¾	¾
Peter J. Schoomaker		¾		¾			¾	¾		¾
Andrew J. Stevens	¾			¾			¾	¾				¾
Katharine B. Stevenson	¾							¾	¾			¾
Kathleen E. Walsh	¾			¾			¾	¾		¾

All non-management Director nominees (9 out of a total number of 10 Directors) are Independent.

All Board Committee members are Independent.

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Section 4 Corporate Governance

Our commitment to sound corporate governance for over 65 years

CAE's Board of Directors and management team take pride in knowing that CAE has maintained the highest standards in corporate governance throughout its more than 65-year history. CAE's corporate governance is rooted in the basic principle that proper and ethical practices lead to the creation and preservation of shareholder value.

Our governance structure enables independent, experienced and accomplished Directors to provide advice, insight and oversight to advance the interests of the Company and our Shareholders.

Regulatory compliance

As a Canadian reporting issuer with Common Shares listed on the Toronto Stock Exchange (“TSX”) and the New York Stock Exchange (“NYSE”), CAE’s corporate governance practices are required to meet and exceed applicable rules adopted by the Canadian Securities Administrators (“CSA”) and the United States Securities and Exchange Commission (“SEC”), as well as provisions of the rules of the NYSE and of SOX.

Most of the NYSE’s corporate governance listing standards are not mandatory for CAE as a non-U.S. company, but CAE is required to disclose the significant differences between its corporate governance practices and the requirements applicable to United States companies listed on the NYSE. Except as summarized on CAE’s web site (www.cae.com), CAE is in compliance with the NYSE requirements in all significant respects. CAE also complies with those provisions of SOX and the rules adopted by the SEC pursuant to that Act that are currently applicable to CAE.

Best practices and continuous improvement

The Board and its Corporate Governance Committee continue to monitor governance practices in Canada and the United States, and to implement changes to CAE’s governance policies and practices as necessary to comply with any new rules issued by the CSA and other applicable regulatory authorities. We also monitor recommended best practices of shareholder respresentative and other organizations and will implement any such practice we believe to be in the best interest of the Company.

Transparency and ongoing communication

CAE is committed to ensure open, ongoing dialogue with Shareholders, employees, other investors and the public.  Through CAE’s disclosure policy and procedures, the Board ensures that communication of material information to investors is timely and accurate,  and broadly disseminated in accordance with all applicable securities laws and stock exchange rules.  CAE’s Global Communications and Investor Relations’ department responds to investor inquiries. CAE’s transfer agent, Computershare Trust Company of Canada, has a toll-free number (1-800-564-6253) and web site (www.computershare.com) to assist Shareholders. Shareholders may also send comments via e-mail to investor.relations@cae.com. In addition, CAE provides information on its business on CAE’s web site (www.cae.com) and its filing with the Canadian securities regulators and the SEC can be accessed at www.sedar.com and www.sec.gov/edgar respectively.

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Section 4 Corporate Governance

Shareholders are encouraged to view the following downloadable documents as well as others that are stated to be available on CAE’s web site www.cae.com/investors/governance. The information located on the web site is also available in print to any Shareholder upon request to the Corporate Secretary’s Department at theaddress set out in this Circular.

▪  CAE’s Corporate Governance Guidelines

▪  Summary of significant ways that CAE practices differ from governance requirements of U.S. domestic companies under the NYSE listing standards

▪  General By-law

▪  Certificate of Amalgamation

▪  Shareholder Protection Rights Plan Agreement

▪  Board Member Code of Conduct

▪  Board Committee Mandates

▪  Position Descriptions for the CEO, Board Chair and each Board Committee Chair

▪  Code of Business Conduct

Board and management roles

The purpose of the Board and its committees is to build long-term value for the Company’s Shareholders and to ensure the continuity and vitality of the Company’s businesses by setting policy for the Company, overseeing strategic planning, monitoring the Company’s performance, providing management with appropriate advice and performance feedback. Management is responsible for and the Board is committed to ensuring that CAE operates in a legal and ethically responsible manner. The Board’s stewardship role, specific responsibilities, compositional requirements and various other matters are set forth in Appendix A – Board of Directors’ Mandate – to this Circular.

CEO’s role and responsibilities

The position description for the President and Chief Executive Officer is developed with input from the CEO, and is approved by the Governance Committee and the Board of Directors. The description provides that the CEO is responsible for defining, communicating and implementing the strategic direction, goals and core values of CAE with a view to maximizing CAE’s value. It also provides that the CEO is accountable to the Board for, amongst other things, formulating and executing business strategies, overseeing CAE’s corporate governance structure and framework, overall responsibility for the management of CAE’s business, building and maintaining a network of strategic relationships with business leaders, governmental officials and investors, developing and implementing a human resource strategy which develops leadership capabilities, and creating an organizational structure and culture that optimize and sustain high levels of performance.

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Section 4 Corporate Governance

The Board Chair is Independent

Mr. James F. Hankinson, the current non-executive Chairman of the Board, is responsible for ensuring that the Board of Directors discharges its responsibilities independently of management. Correspondence to the Independent Directors may be sent to the attention of Mr. Hankinson, at CAE’s address listed in this Circular.

The Board Chair position description sets out the Chair’s responsibilities and duties in guiding the Board in the fulfillment of their stewardship role, namely:

▪  Represent the Board in discussion with Management;

▪  Represent the Board in discussion with third parties;

▪  Generally ensure that the Board functions independently of Management;

▪  Chair and encourage free and open discussions at the Board meetings;

▪  Together with the CGC, identify guidelines for the selection of, and evaluation of conduct of the Directors;

▪  Report to Shareholders on behalf of the Board.

Board meeting attendance averaged 94.8% in FY2014.

Processes in place to ensure the Board may function independently of Management

The Independent Directors met separately at each of the regularly scheduled quarterly meeting of the Board of Directors during FY2014 and at each meeting of the HRC, GC and Audit Committee. At the Board meetings, the Independent Directors’ meetings are chaired by the non-executive Chairman; at Committee meetings, by the Chair of that Committee. The Board, its Committees as well as individual Directors are also able to retain and meet with external advisors and consultants at the expense of CAE in appropriate circumstances. In fact, the Board has regular access to information independent of management through the external and internal auditors, as well as independent compensation consultants and the possibility of independent legal counsel.  The Board believes that sufficient processes are in place to enable it to function independently of management.

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Section 4 Corporate Governance

Delegation to standing Board committees composed entirely of Independent Directors

In order to enable it to effectively fulfill its responsibilities, the Board has established three standing committeees currently composed of the following Independent Directors as of the Record Date:

	Corporate Governance	Audit	Human Resources
Brian E. Barents	¾		¾
Michael M. Fortier	¾
Paul Gagné		¾	Chair
John P. Manley	Chair		¾
Peter J. Schoomaker	¾		¾
Andrew J. Stevens		¾	¾
Katharine B. Stevenson		Chair
Kathleen E. Walsh		¾

The nature and scope of authority and responsabilitiy delegated to each standing committee is set forth in the Committee mandates presented in Section 5 entitled “Board Committee Reports” which can also be found on our web site under “Corporate Governance” along with each Committee Chair’s position description.

The appointment of specific Directors to each of the standing Board Committees is generally intended to reflect the relevance of Independent Directors’ skills and experience to the applicable Committee’s mandate (refer to Section 3 entitled “About the Nominated Directors” for details about the selection process and criteria).

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Section 4 Corporate Governance

Orientation and continuing education

New Directors meet with CAE executive officers, including the CEO and CFO, to discuss CAE's expectations of its Directors and to discuss CAE business and strategic plans. New Directors also review CAE's current business plan, detailed agendas and materials of previous Board meetings. New Directors of CAE receive a comprehensive reference manual containing all key corporate and Board policies, including the Code of Business Conduct and other relevant materials and executive briefing sessions. All Directors have regular access to senior management to discuss Board presentations and other matters of interest. CAE management and the Governance Committee keep all Directors aware of major developments in corporate governance, important trends and new legal or regulatory requirements.  The Board also receives presentations from senior management on CAE’s performance and issues relevant to the business of CAE, the industry and the competitive environment in which it operates.

The Governance Committee encourages CAE’s Directors to attend conferences, seminars or courses whether they be industry-specific to CAE or whether relevant to fulfill their role as a Director, the cost of which will be borne by CAE. In recognition of the rapidly changing technology and competitive environment and emerging markets in our business, the Board at regularly scheduled meetings requires management to provide an in‑depth review of the business segments in which we operate, as well as our industry in general. The Board and its Committees are continually updated by Management on developments related to corporate governance, directors’ fiduciary duties, changes in law, industry news and other educational material.

Ethical business conduct

CAE has a Code of Business Conduct that governs the conduct of CAE’s officers, employees, contractors and consultants, as well as a Board Member’s Code of Conduct that governs the conduct of CAE’s Directors. CAE uses Ethicspoint, a third-party whistleblower reporting service, to facilitate reporting of breaches of the Code of Business Conduct and any other misconduct. Apart from any individual reports the Board or Human Resources and Audit Committees may receive from management or the whistleblower service, the Governance Committee receives a quarterly and an annual report from management on CAE’s management’s compliance with the Code of Business Conduct.

Assessment of Directors by the CGC

Refer to Section 5 entitled “Board Committee Reports”.

Compensation

Refer to “Board Committee Reports – The Human Resources Committee” in Section 5,  “Director Compensation” in Section 6 and “Executive Compensation – Setting Executive Compensation – Role of the HRC” in Section 7.

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Section 5 Board Committee Reports

The Executive Committee

may exercise all of the powers of the Board in the management and direction of the operations of CAE, during the interval between meetings of the Board of Directors and subject to any limitations which the Board of Directors may from time to time impose and limitations provided by statute and CAE’s by-laws.

The Executive Committee held no meetings in FY2014.

Disbandment of the Committee in FY2014

CAE’s by-laws have long allowed for the existence of an executive committee and CAE has for decades appointed an executive committee of typically three Directors; in most years that committee did not meet, and on the rare occasions it did meet, it was to approve the final details of some matter previously approved by the entire Board.

Some governance assessors have opined that executive committees should not be appointed as they may create a two-tier board, with some Directors wielding more decision-making power than others. While that is not how CAE’s executive committee was used in practice, thanks to advances in electronics communications CAE’s Governance Committee and Board determined that an executive committee was no longer necessary for last minute decision-making and the executive committee was disbanded.

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Section 5 Board Committee Reports

The Corporate Governance Committee

assists the Board in developing and implementing our corporate governance guidelines, identifying individuals qualified to become members of the Board and determining the composition of the Board and its committees, preparing the Board’s succession plan, determining the Directors’ remuneration, developing and overseeing an assessment process for the Board, and reviewing and recommending for Board approval our corporate policies concerning business conduct, high standards of corporate governance and ethics.

The 4 members of the CGC are all Independent Directors and the CGC’s mandate is available in the governance section of our website at CAE.com.

The CGC held 3 meetings in FY2014; aggregate attendance: 90%.

J. Manley (Chair)	B. E. Barents

M. Fortier	P. J. Schoomaker

The members of the Governance Committee are selected for their experience and knowledge with respect to governance matters generally. Descriptions of Messrs. Manley, Barents and General Schoomaker’s credentials and past experience can be found in the subsequent Audit and Human Resource Committee reports.

Mr. Fortier was selected for the Governance Committee because of his extensive career as a corporate lawyer, including advisory work to public company boards on a variety of governance aspects, his experience as a Government of Canada Cabinet Minister with three different portfolios and his current leadership role as Vice-Chairman of RBC Capital Markets.

Highlights for FY2014

▪  CAE’s Board reduced from 16 to 10 directors.

▪  2 new Directors added in 2014, achieving substantial Board renewal.

Adoption of anti-hedging policy

The policy provides that, unless otherwise approved by the Governance Committee of the Board of Directors of CAE, no CAE executive (defined to include Board Directors, senior officers and vice-presidents) may, at any time, purchase or otherwise enter into financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any CAE securities. No such approval has been sought from, or given by, the Governance Committee.

Adoption of Board interlock policy

Highlights from the newly adopted Board interlock policy:

▪  Maximum of 2 Directors to serve on the same outside board or outside board committee, unless otherwise agreed by the Board.

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Section 5 Board Committee Reports

▪  Interlocks as at February 11, 2014 were assessed and the Board determined they do not affect the ability of those Directors to contribute to the Board.

▪  Directors who are also public company CEOs should not serve on the boards of more than two public companies in addition to CAE’s Board.

▪  Directors who are either, fully employed by non-public companies, fully employed by public companies but not as CEO or not employed should not serve on the boards of more than four public companies in addition to CAE’s Board.

▪  The CEO of CAE should not serve on the board of more than one other public company and should not serve on the board of any other public company where the CEO also serves on CAE’s Board.

Continuing education

In addition to access through the Board’s website to an evergreen supply of current research and analysis, news reports and academic studies on best governance and compensation practices and other aspects of board and fiduciary responsibilities and use of the National Association of Corporate Directors research and educational tools, the following activities were conducted in FY2014 to ensure that all required educational resources are available to Directors to properly discharge their responsibilities:

▪  Board meeting in Dallas, Texas, permitting the review of CAE’s largest business aviation training centre and related business, as well as meet business and commercial aviation customers.

▪  The Board was briefed by Mr. Tom Jenkins on a report entitled Canada First: Leveraging Defence Procurement Through Key Industrial Capabilities, prepared by a panel of experts chaired by Mr. Jenkins, Special Adviser to Canada’s Minister of Public Works and Government Services.

▪  Bi-annual updates from management on CAE’s compliance with such matters as export control and government lobbying registration requirements.

▪  Numerous presentations on CAE’s markets, technology, industry developments and other educational material.

Review of Board members’ remuneration

With the assistance of PCI-Perrault Consulting Inc., the Committee reviewed the level of compensation of CAE Directors using the same list of comparator companies as that adopted by the HRC for the NEOs (see “Compensation Discussion and Analysis – Comparator group benchmarking” for detailed list) and increased the base compensation level from $100,000 to $130,000 per annum. CAE’s compensation of individual Directors is now at the benchmark in FY2014, although the overall cost of the board has not materially changed due to the lower number of Directors on the CAE board. It is important that the Board of Directors’ compensation be sufficiently competitive to permit the company to attract good candidates from North America and abroad to reflect CAE’s international scope of business.

Resolution of complaints under the Code of Business Conduct

The chairman of the Committee is kept apprised of every report filed with the independent third party responsible for receiving any complaints under CAE’s Code of Business Conduct, as well as relevant complaints received by CAE senior management.  The Committee is regularly informed of the resolution of such complaints (as is the Chairman of the Audit Committee where misconduct relating to financial accounting, books and record keeping, fraud or similar financial impropriety is alleged) and the results of the annual certification process for all manager-level and up CAE employees under CAE’s Code of Business Conduct.

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Section 5 Board Committee Reports

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Section 5 Board Committee Reports

The Audit Committee

assists the Board in its oversight of the integrity of our financial statements, compliance with applicable legal and regulatory requirements, the independence, qualifications and appointment of the external auditors, the performance of both the external and internal auditors, management’s responsibility for assessing and reporting on the effectiveness of internal controls and our enterprise risk management processes.

Also see Sections 10 and 11 and Schedule B – Audit Committee in our Annual Information Form for the year ended March 31, 2014 (which you can access on our website at CAE.com, on SEDAR at sedar.com and on EDGAR at sec.gov), for information about the Audit Committee, including its mandate and Audit Committee policies and procedures for engaging the external auditors.

The 4 members for the Audit Committee are Independent Directors. Ms. K. Stevenson and Mr. P. Gagné have been determined by the Board to be the Audit Committee financial experts. In addition the Board, in its judgment, has determined that each other member of the Audit Committee is financially literate. The mandate of the Audit Committee is available in the governance section of our website at CAE.com.

The Audit Committee held 4 meetings in FY2014; aggregate attendance: 80%.

K. B. Stevenson (Chair)	P. Gagné

A. J. Stevens	K. E. Walsh

The members of the Audit Committee are selected for their experience and knowledge with respect to financial reporting, internal controls and risk management. Below are details of committee members’ career highlights that make them qualified and effective Audit Committee decision-makers:

Ms. Stevenson has extensive financial and accounting experience, including from her services as Treasurer of Nortel Networks Corporation, as Vice President, Corporate Finance with J.P. Morgan Chase & Co., a global financial services firm based primarily in New York, and as former chair of the Audit Committee of OSI Pharmaceuticals, Inc. She also serves on the Audit Committee of Open Text Corporation, the Audit & Risk Committee of Valeant Pharmaceuticals International Inc. and the Audit Committee of Canadian Imperial Bank of Commerce (CIBC).

Mr. Gagné is a Chartered Professional Accountant. In addition to his current activities set out in Section 3 above, he also serves on the Audit Committees of the Boards of Directors of Ainsworth Lumber Co. Ltd. and Textron Inc. and previously chaired CAE’s Audit Committee.

Mr. Stevens has extensive managerial experience within the aerospace sector. This managerial experience, set out in Section 3 above, has provided Mr. Stevens with significant insight into financial issues encountered by companies conducting business within the aerospace sector.

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Section 5 Board Committee Reports

Ms. Walsh is currently the CEO of Boston Medical Center, which is one of the largest safety net hospitals in New England. Ms. Walsh has extensive financial and accounting knowledge gained from her managerial experience, which is outlined in Section 3 above.

Highlights for FY2014

Verification of auditor’s independance

The committee reviewed the internal audit plan and quarterly internal audit reports. Throughout the past year, the Committee reviewed, with and without management present, the results of PwC’s communications with CAE required by generally accepted auditing principles.

The committee reviewed in detail quarterly interim financial information and earnings press releases before their public release. The Committee also reviewed and recommended approval to the Board of the quarterly MD&A and the press releases for the quarterly results. The committee reviewed the MD&A and audited financial statements of CAE prepared by management for the fiscal year ended March 31, 2014 with management and PwC, and thereafter recommended that they be published and filed with the Autorité des marchés financiers and the SEC.

Review of internal controls

The committee reviewed the processes involved in evaluating CAE’s internal controls and oversaw the compliance process related to the certification and attestation requirements of SOX and related SEC rules, as well as of the rules relating to audit committees and certification of financial information adopted by the CSA.

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Section 5 Board Committee Reports

The Human Resources Committee

assists the Board of Directors in its oversight responsibilities relating to compensation, nomination, evaluation and succession of the President and CEO, other officers and management personnel; oversees the Corporation’s environment, health and safety policies and practices, pension plan administration and pension fund investments and management development and succession planning.

The 5 members of the HRC are Independent Directors. The mandate of the HRC is available in the governance section of our website at CAE.com.

The HRC held 4 meetings in FY2014, aggregate attendance: 95%.

P. Gagné (Chair)	B. E. Barents

J. P. Manley	P.J. Schoomaker

A. J. Stevens

The HRC is responsible for the company’s compensation structures and succession planning. We constantly ensure that members of the HRC have the experience and knowledge to fulfill this role. Below are details of committee members’ career highlights that make them qualified and effective HR decision-makers:

▪  Mr. Gagné, Chair of the HRC, as a past CEO as well as Chairman of another public company and a current and past member of other human resources/compensation committees of U.S./Canadian public company boards, has extensive direct experience in human resources and compensation management. He has dealt with management, succession and compensation matters in both Canada and the United States. He has also dealt with unionized work forces, including overseeing the negotiation of work force agreements.

▪  Mr. Barents has been a member of CAE’s HRC for several years. Mr. Barents has dealt with executive compensation and human resources matters as a CEO and co-founder of Galaxy Aerospace and as a Brigadier General in the U.S. Air National Guard. He is currently sitting on the HRCs of another public company and of a private company,  providing him with the experience and background to address the matters raised within CAE’s aviation and defence business segments.

▪  Mr. Manley, as CEO of the Canadian Council of Chief Executives, past Deputy Prime Minister of Canada and past Cabinet Minister (Industry, Foreign Affairs and Finance departments, non-concurrently), has extensive experience dealing with human resources and compensation matters in both corporate and government entities. He currently sits as a member of two other public company boards, giving him a more diverse perspective on human resources policy.

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Section 5 Board Committee Reports

▪  General Schoomaker has been a member of CAE’s HRC for several years. He has dealt with human resources matters as a four star U.S. Army General. General Schoomaker serves on the Compensation and Governance Committees of the Board of Directors of ARA Inc., and also formerly served on the Compensation Committee of DynCorp. He has the experience and background to address CAE’s human resources issues and compensation practices.

▪  Mr. Stevens, as past CEO of a public company and a board member of Canadian and international companies, has extensive experience in compensation matters at both the executive and employee levels in a corporate environment.

As past CEOs and/or senior military/government leaders, all members of the CAE HRC possess the financial knowledge required in order to assess and determine the applicability of measures and targets utilized in determining variable compensation and assessing executive performance against targets and overall company performance.

Highlights for FY2014

Succession planning

The Board of Directors has delegated to the HRC the responsibility to review CAE’s processes for succession planning, reviewing succession plans for key members of senior management, and monitoring the performance of senior executives except for the CEO.

CAE has in place a company-wide Annual Leadership Development Process (‘‘ALDP’’) focused on accelerating leader development and ensuring strong succession for executive positions in the company. As part of the ALDP, an evergreen list of qualified candidates is maintained in support of the succession plan for executive and management positions. As part of its mandate, the HRC reviews ALDP results periodically and reports to the Board on management succession and retention status annually.

Compensation risk oversight

The HRC and the Board of Directors are observant of the potential risks that compensation plans can create and have taken steps to ensure that the overall design of the CAE compensation plans mitigate those risks.

Highlights of Key Executive Compensation Changes Coming in FY2015

In FY2014, we spent significant time analyzing our historical performance of our long-term incentive plans (“LTIP”), the relevance of our performance measures and vehicles used as well as benchmark data.  In a continuous effort to closely tie our pay to performance and align our compensation to our evolving strategy and results, we have made the following changes to our long-term incentive plan, starting in FY2015:

•       We are moving from relative TSR Performance-based Restricted Share Units to strategic plan EPS Performance-Based Units (“PSU”);

•       We are reducing the weighting of Stock Options in the LTIP from 40% to 30% and increasing the PSU from 40% to 50%;

•       We are replacing the Deferred Share Units (“DSU”) with time-vested Restricted Share Units (“RSU”) with a weighting of 20%.

These changes are further described in the section “Compensation Policy and Objectives” in Section 7.

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Section 5 Board Committee Reports

Major activities and topics covered by the HRC are detailed on a by-meeting basis in the calendar below:

Meeting	Agenda
May 2013

Review of:

•  Executive Compensation

•  Proxy circular

•  CEO FY2013 performance and FY2014 objectives

•  Review of pension plan alternative investment strategy

•  Review of HRC mandate, workplan and agendas

•  Review of Environment, Health & Safety

Approval of:

•  STIP, LTIP awards and merit increases for CEO direct reports

August 2013

Review of:

•  Succession planning & ALDP

•  Registered pension plans financials and investment strategy

•  STIP update

•  Review of Environment, Health & Safety

•  Debrief of three meetings with CAE shareholders re Executive Compensation and Governance

Approval of:

•  CEO objectives for FY2014

November 2013

Review of:

•  STIP udpate

•  FY2015 STIP and LTIP design

•  Review of Environment, Health & Safety

•  Labour relations status

•  Review External Executive Compensation Environment

Approval of:

•  Approve Executive Compensation Comparator Group

February 2014	Review of: • Share Ownership Guidelines Status • Review of Environment, Health & Safety • Annual HRC performance evaluation • STIP update Approval of: • STIP and LTIP Design for FY2015

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Section 6 Board Director Compensation

This section provides information pertaining to the compensation, Share ownership and Share ownership requirements of our non-management Directors.

Our compensation program for non-management Directors has the following objectives:

▪  Attract and retain highly qualified, committed and talented members of the Board with an extensive and relevant breadth of experience;

▪  Align the interests of Directors with those of our Shareholders.

The Board sets the compensation of non-management Directors based on recommendations from the Governance Committee.

The Governance Committee annually reviews the compensation of non-management Directors and recommends to the Board such adjustments as it considers appropriate and necessary to recognize the workload, time commitment and responsibility of the Board and committee members and to remain competitive with directors’ compensation trends. Any Director who is also an employee of the Company or any of its subsidiaries does not receive any compensation as a Director.

Same comparator group as for NEOs

To benchmark Directors’ compensation, the Governance Committee uses the same Comparator group of companies as that used to benchmark NEOs’ compensation. This Comparator group comprises Canadian and US publicly-listed companies that have relevance to CAE in terms of head office location, market segment or business activities, revenue and market capitalization (the “Comparator Group”). The Comparator Group is reviewed periodically and adjustments are made to account for merger and acquisition activities and to ensure it continues to reflect CAE’s employment market and financial results. Refer to Section 7 entitled “Executive Compensation” of this Circular for the companies included in CAE’s latest Comparator Group and detailed selection criteria.

Director compensation last benchmarked and adjusted in FY2014

In FY2014, Directors’ all-inclusive fees were set as follows:

Position	Annual Fee	Form of payment
Board Chair	$285,000	• $125,000 in DSUs • $160,000 in cash or DSUs(2) at Director’s election
Board Member	$130,000	• $75,000 in DSUs(2) • $55,000 in cash or DSUs(2) at Director’s election
Board Committee Chair(1)	$ 25,000	• DSUs up to minimum ownership requirement • Cash or DSUs at Director’s election therafter
Board Committee Member(1)	$ 10,000	• DSUs up to minimum ownership requirement • Cash or DSUs at Director’s election therafter
Special Ad Hoc Steering Committee Chair	$25,000	• Cash or DSUs at Director’s election
Special Ad Hoc Steering Committee Member	$15,000	• Cash or DSUs at Director’s election

(1)   Additional compensation for participation on the Audit, Governance and Human Resources Committees.

(2)   Deferred Share Units.

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Section 6 Board Director Compensation

The Board believes the all-inclusive annual flat fee (in lieu of retainers and attendance fees) compensate Directors fairly and equitably for the risks, time committment and responsiblities in being effective Directors.

Non-Employee Directors’ Deferred Share Unit Plan (Directors’ DSU Plan)

A DSU is equal in value to one Common Share of CAE and accrues additional units in an amount equal to each dividend paid on Common Shares. DSUs earned by non-employee Directors vest immediately but are only redeemable after termination of the Director’s service with CAE. Payment in cash is then made based on the market value of the equivalent number of Common Shares, net of tax and any other applicable withholdings.

Minimum shareholdership requirements align Directors’ and Shareholders interests

CAE Directors are required to own the equivalent of three years’ of Board annual base fees in the form of Common Shares and/or DSUs.

DSUs facilitate Directors’ achievement of minimum shareholdership requirements

Non-employee Directors holding Common Shares and/or DSUs of a value that is less than the equivalent of three years of Board annual base fees receives all fees in the form of DSUs. Once such minimum is reached, a non-employee Director may elect to continue to participate in the Directors’ DSU Plan in respect of part or all of his or her annual Board and Committee fees over and above the annual fee component paid in DSUs.  A non-employee Director is not, once the minimum Common Share and/or DSU ownership target is reached, obligated to acquire more Shares or DSUs if the value of his/her investment in CAE drops due to stock market fluctuations.

Risk mitigation

As per the terms of the DSU Plan, the rights and interests of a Director in respect of the DSUs held in such participant’s account are not transferable or assignable other than for specific cases of legal succession. DSUs held by CAE Directors are subject are subject to the Anti-hedging policy described in the Corporate Governance Committee Report.

CAE maintains Directors’ and officers’ liability insurance for its Directors and officers, as well as those of its subsidiaries as a group.

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Section 6 Board Director Compensation

Directors’ compensation table

The following table summarizes compensation earned by non-management Directors of CAE during FY2014:

Name	Total Fees Earned ($)	Paid in Cash ($)	Paid in DSUs ($)
Brian E. Barents	127,952	–	127,952
John A. (Ian) Craig[2]	39,032	8,871	30,161
H. Garfield Emerson[2]	42,580	21,290	21,290
Michael M. Fortier	121,500	55,750	65,750
Paul Gagné	181,500	–	181,500
James F. Hankinson	216,065	131,777	84,288
E. Randolph (Randy) Jayne II2	39,032	–	39,032
Robert Lacroix[2]	39,032	17,742	21,290
John P. Manley	162,629	–	162,629
Peter J. Schoomaker	142,952	–	142,952
Andrew J. Stevens	124,403	–	124,403
Katharine B. Stevenson	137,629	–	137,629
Lawrence N. Stevenson[2]	47,903	12,419	35,484
Lynton R. Wilson[2]	79,839	79,839	–
Kathleen E. Walsh[3]	97,883	–	97,883

1.    Represents the value of DSUs determined based on the grant date fair value of the award in accordance with IFRS2.  The value of each unit is set to CAE's closing Shares price on the date of grant.

2.    Left the Board of Directors August FY2014.

3.    Ms. Walsh joined the Board of Directors after the commencement of FY2014.

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Section 7 executive compensation

 Compensation Discussion and Analysis

This section describes our compensation philosophy, policies and programs and provides the details with respect to the compensation awarded to our named executive officers in FY2014.

In FY2014, CAE continued to make progress delivering solid financial results and furthering our capability as “Partner of Choice” while achieving capital allocation priorities. In FY2013 based on some misses with respect to financial and operating metrics, the executive officers declined payment under the short-term incentive plan.  In FY2014, CAE reached a record level of revenue, sold a record level of flight simulators, maintained a strong book-to-sales ratio while exceeding customer satisfaction targets.

FY2014 performance resulted in a positive payout of 71% of target under the annual incentive plan, but more importantly, CAE outperformed most of its competitors in terms of shareholder return in FY2014, resulting in vesting above target level for that year under the Restricted Share Unit Plan.

Compensation objectives

Much of CAE’s success in developing and growing its worldwide business is attributable to a highly qualified and motivated executive team. The executive compensation programs are based on a pay-for-performance philosophy in which executives receive salaries, annual short-term incentive awards contingent upon attaining consolidated, divisional and individual achievements, and long-term incentive awards that motivate executives to create increasing and sustainable value for the Shareholders. In addition, executives receive perquisites and pension benefits.

The objectives of the executive compensation programs are to:

1.          attract, retain and motivate qualified executives;

2.          align executives and Shareholders’ interest around the creation of  incremental value;

3.          foster teamwork and entrepreneurial spirit;

4.          establish an explicit and visible link between all elements of compensation and corporate and individual performance; and

5.          integrate compensation with the development and successful execution of strategic and operating plans.

Setting executive compensation

Compensation principles

CAE’s compensation policies and practices are structured in a balanced way such that they have not in the past several years created risks that had a material adverse effect on the company.

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Section 7 executive compensation

The principles underlying CAE’s executive compensation programs are as follows:

Pay for performance The majority of compensation is variable, contingent and directly linked to financial and operational performance metrics, as well as CAE’s share price market performance.

Shareholder alignment

The financial interests of executives are aligned with the interests of our Shareholders through stock-based compensation and annual and long-term performance metrics that correlate with sustainable shareholder value growth.

Responsibility

Compensation takes into account each executive’s responsibility to act in accordance with our ethical, environmental and health and safety objectives at all times, channeled through our code of business conduct. Financial and operating performance must not compromise these values. Commitment to ethical and corporate responsibility is a fundamental belief underlying all aspects of our compensation plans, from setting targets to conducting annual performance assessments and succession planning.

Balance

The portion of total compensation that is performance-based increases with an executive’s level of responsibility.

Long term focus

For our most senior executives, long-term stock-based compensation opportunities outweigh short-term cash-based opportunities.

Competitiveness

Total compensation is competitive enough to attract, retain and motivate CAE’s executive team while fostering entrepreneurial spirit. This is achieved by providing compensation at the median of comparator group companies but paying up to the 75th percentile for superior performance.

Emphasis on variable and long-term compensation

The following illustrates the relative weight of each compensation policy element, at target:

                                                         CEO                                                                                 Other NEOs’ average

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Section 7 executive compensation

Role of the HRC in setting executive compensation

The HRC acts as an advisory committee to the Board of Directors. The Board assigns responsibilities to the HRC with regards to the review, approval and administration of the company’s compensation programs. Main components of the HRC’s mandate with respect to compensation are:

▪  Review and approve the design of executive compensation and benefits programs;

▪  Review and consider the input of independent external consultants;

▪  Review and approve the composition of the company’s comparator group;

▪  Meet with material Shareholders of the company to discuss compensation and benefits;

▪  Report to the Board on how plan changes to compensation and benefits impact the company’s financial performance and obligations;

▪  Recommend to the Board the President and CEO’s compensation;

▪  Review and approve changes to the pension plan, including investment strategy;

▪  Prepare the annual information circular and other disclosure documents;

Role of compensation consultants

The HRC retains the services of an independent compensation consultant, Hugessen Consulting Inc., to provide advice on executive compensation matters. Hugessen is responsible for reviewing all material presented to the committee and assists the company in the design of its compensation programs. Hugessen performs duties for the HRC only. No CAE Director or officer has any affiliation with Hugessen.

CAE’s management also uses the services of PCI – Perrault Consulting Inc. to assist the company in the benchmarking of its executive positions and the Board, as well as in the drafting of the annual management proxy circular.

While the HRC and Board receive input from others, they are responsible for the design, application and oversight of CAE’s executive compensation.

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Section 7 executive compensation

	Fees paid to Hugessen Consulting		Fees paid to PCI - Perrault Consulting
Year	FY2014	FY2013	FY2014	FY2013
Executive Compensation	$122,709	$156,530	$114,365	$152,090
Other Mandates	$─	─	─	─
Total	$122,709	$156,530	$114,365	$152,090

The following table shows the fees paid by CAE to Hugessen Consulting and PCI – Perrault Consulting for FY2014 and FY2013.

Comparator group benchmarking

Updated every second year

Executive compensation is benchmarked every second year with the assistance of compensation consultants who prepare an analysis of CAE’s compensation set against compensation practices within the comparator group of companies.  An executive compensation benchmark was performed in FY2014.

▪  CAE’s business segments compete within several market segments and not all of its competitors are present in all the same segments or publish or provide segment-specific compensation disclosure relevant to CAE. Therefore, CAE included comparator group companies that are active in at least one of its activity segments. The table on the next page indicates the main activities for which the comparator group companies were chosen.

▪  Also considered when assessing comparator group companies are:

▪  Head office location

▪  Company financials (revenue and market capitalization)

▪  Companies with business operations outside of Canada, reflecting the fact that over 90% of CAE’s revenues are generated outside of Canada

▪  Companies that compete with CAE for talent (in and outside of Canada) reflecting CAE’s multinational reality. For FY2014, 3 out of 4 of the CEO’s direct reports leading a business segment came from outside of Canada

▪  Companies with similar business profiles

o   Size

o   Business mix/industry similarity

o   Scale of operations outside home country

o   Talent requirements/primary competitors for talent

Given the comparator criteria above, CAE’s comparator group results in a broad mixture of relevant Canadian and US companies.

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Section 7 executive compensation

▪  The list of comparator companies adopted by the HRC for the latest benchmarking exercise is:

	Aerospace	Med. Devices	Indus. Controls	IT/ Software	Training/ Simul.	Constr./ Engin.	Other Services
Canadian Sub-Group
CGI Group				¾		¾
Linamar Corp.							¾
MacDonald Dettwiler				¾			¾
Manitoba Telecom Svcs				¾			¾
Nordion Inc.		¾					¾
ShawCor Ltd				¾			¾
SNC-Lavalin Group Inc.						¾
Stantec Inc.						¾	¾
Toromont Industries						¾	¾
Transat AT Inc.	¾
WestJet Airlines Ltd.	¾
US Sub-Group
AECOM Technology					¾	¾
AAR Corp.	¾
Alliant Techsystems Inc.	¾
AMETEK Inc.	¾	¾	¾			¾
Autodesk Inc.				¾
BE Aerospace	¾
C.R. Bard Inc.		¾
Cadence Design Systems				¾		¾
Cubic Corp.	¾			¾	¾
Curtiss-Wright Corp	¾		¾
Gartner Inc.				¾
Hexcel Corporation	¾		¾			¾
Hologic Inc.		¾
Moog Inc.	¾	¾	¾
Rockwell Collins Inc.	¾				¾
Roper Industries		¾	¾
Steris Corp.		¾
Synopsys Inc.				¾
Teledyne Technologies		¾		¾
Teleflex Inc.		¾
TransDigm Group	¾
Triumph Group	¾					¾
Varian Medical Systems		¾
Woodward Inc.	¾		¾

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Section 7 executive compensation

CAE utilizes the compensation data from each of the Canadian and the U.S. group of comparator companies for benchmarking purposes.  The Canadian and U.S. companies in the comparator group are weighted in aggregate equally and the compensation value between the two comparator groups is compared at par.

Comparator group financials

	Canadian Comparator Group		US Comparator Group		Combined Comparator Group
	Revenue[1]	Market Cap[1]	Revenue[1]	Market Cap[1]	Revenue[1]	Market Cap[1]
P25	$1,495M	$2,211M	$1,863M	$2,785M	$1,586M	$2,710M
Median	$1,704M	$2,796M	$2,225M	$4,242M	$2,137M	$3,730M
P75	$3,538M	$5,091M	$3,016M	$8,273M	$3,278M	$8,050M
CAE	$2,105M	$3,658M	$2,105M	$3,658M	$2,105M	$3,658M
Position	P53	P71	P40	P38	P45	P49

1 Based on the most recent annual reports at the time of the benchmarking.

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Section 7 executive compensation

Compensation Policy and Objectives

CAE’s executive compensation consists of five main elements: base salary, short-term incentive bonus, long-term incentives (restricted share units, deferred share units and stock options), pension and perquisites and other benefits. The table below illustrates CAE’s compensation policy. Total target compensation is positioned at the median of comparator group companies but paying up to the 75th percentile for superior performance.

Table: Compensation Policy Summary

	Form	Plan Highlights	Plan Objectives	Policy
Base salary	▪ Cash	▪ Fixed rate of pay ▪ Annual review

▪  Provide a base of regular income to attract and retain qualified leaders

▪  Recognize scope and responsibilities of the position as well as the experience of the individual

▪  Reward individual performance

▪ Set at 50th percentile of comparator group of companies
Short-term incentive (STIP)	▪ Cash

▪  Annual award based on corporate metrics (75%) and personal objectives (KPIs) (25%) for the CEO and his direct reports

▪  For other eligible employees, annual award based on corporate and business unit metrics multiplied by individual performance multiplier

▪  Reward the achievement of the company’s performance metrics

▪  Reward the achievement of personal objectives aligned with individual’s area of responsibility and role in realizing operating results

▪  Drive superior individual and corporate performance

▪ Set at the 75th percentile of comparator group companies for superior performance
Long-term incentive	▪ Stock options (40% weight) ▪ Performance-based share units (40% weight) ▪ Deferred share units (20% weight)	▪ LTIP value is awarded in different mid to long-term compensation vehicles with both time vesting and achievement of longer-term financial objectives	▪ Align management’s interests with Shareholder value growth ▪ Reward the achievement of sustained market performance ▪ Recognize individual contribution and potential ▪ Attract and retain key talent	▪ Set at the 75th percentile of comparator group companies for superior performance

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Section 7 executive compensation

Pension	▪ Monthly pension in cash at retirement

▪  Registered Defined Benefit Plan for named executives representing 2% of average 5 best years earnings (salary plus bonus), multiplied by pensionable service

▪  Supplementary Plan offered to named executives for pension rights exceeding limits for registered plans

			▪ Support retention of key executives	▪ Set at the 50th percentile of comparator group companies
Perquisites and other benefits	▪ Employee Stock Purchase Plan (ESPP) ▪ Perquisites: including but not limited to car benefits, club membership, home office, personal legal and tax advice and Health Spending Account	▪ ESPP: Employees and officers may purchase CAE Shares up to 18% of base salary ▪ CAE contributes 50% on employee contributions, to a maximum of 3% of base salary	▪ Provide executives with a share ownership building vehicle ▪ Provide executives with perquisites that are typical for senior positions	▪ Set to be market competitive ▪ Set to be market competitive

Base salaries

Recognize scope, responsibilities, experience and individual performance

The base salaries of the executives of CAE are positioned at the median of the comparator group of companies. While an executive’s salary is generally targeted at a specific range around the median level, such salary may vary depending on the individual’s performance and level of experience.  Base salaries are reviewed by the HRC annually, taking into account individual achievements, general performance, benchmark information and market conditions.

Annual short-term incentive awards

Motivate the achievement of specific financial and operational results

The short-term incentive award (“STIP”) provides for an annual cash bonus for executives and management based on CAE’s consolidated financial performance, and individual achievement (KPIs for CEO and his direct reports). Financial and KPIs are established by the Board of Directors for the CEO at the beginning of each fiscal year; the same financial targets apply for the STIP globally. For FY2014, financial and non-financial targets were specifically on the following four metrics: earnings per share (“EPS”[1] ), Book-to-Sales ratio[2] , Return on Capital Employed (“ROCE”[3] ) and Customer Satisfaction.

[1] EPS represents net earnings of the Corporation divided by the number of non-diluted outstanding Common Shares.

[2] Book-to-Sales represents the order intake divided by the revenue.

[3] ROCE represents the net income to equity holders excluding financing expense, net of tax divided by the average capital employed.

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The weighting for the Company performance for FY2014 was changed as follows: the Book-to-Sales ratio and ROCE were both reduced by 5% to introduce another corporate performance metric, customer satisfaction, with a weighting of 10%. Such addition puts further emphasis on the importance of being a “Partner of Choice” in all of CAE’s business segments by ensuring all our executives are evaluated on consolidated satisfaction metrics.

KPIs for the CEO and his direct reports are quantifiable and/or qualitative performance targets set for reporting business units as well as for corporate functions. These relate to, amongst others, quality measures, customer experience, operational efficiency, technology enhancements, risk management, and leadership development and employee engagement.

For FY2014, the split between corporate metrics and KPIs for all NEOs was 75% and 25% respectively. Of the 75% representing corporate metrics, the weight of each individual metric is as follows:

Why use EPS?

Intended to keep management focused on earnings per share achievement.

Why use Book-to-Sales Ratio?

Demonstrates the level of growth in sales for the company’s products and services. Ratios over 1.0 show increasing demand and is a good indicator of future growth for the company.

Why use ROCE?

ROCE is a measure that is used to quantify the value that is generated by our assets. It demonstrates the profitability that is generated by the investments made by the company, such as capex, R&D, etc.

Why use Customer Satisfaction?

In support of CAE’s “Partner of Choice” value proposition. Critical in ensuring sustained and continued business with CAE’s clients, thus further strenghtening the company’s market leader position for the future.

Short-term incentives are paid in the form of cash bonuses based on a percentage of salary and vary depending on the level of responsibility. Actual bonus awards can reach up to two times target levels depending upon the achievement of the previously noted performance metrics and personal objectives.  Bonus payments for the CEO and his direct reports are approved by the HRC, and by the Board in the case of the CEO, following a review at year end that considers overall corporate and individual performance and other factors.

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Section 7 executive compensation

Overall corporate financial performance limits

The table below outlines target and maximum short-term incentive levels by position:

	STIP Range as a % of base salary
Position	Target	Maximum
President & CEO	100%	200%
Group Presidents and CFO	65%	130%
Executive Vice-President	45%	90%

In accordance with the terms of the STIP, the overall corporate financial performance multiplier is limited to 100% if the EPS result does not meet the target approved by the Board of Directors.

Long-term incentive awards

Align management’s interests with share price growth and reward sustained market performance

The Long-Term Incentive Program (“LTIP”) is designed to reward executives for their contribution to the creation of shareholder value. These awards are considered annually as part of the total compensation review. The value of the long-term incentive award varies according to the level of responsibility and is awarded within the range detailed below, based on each executive’s performance as assessed by the HRC and the Board.

	LTIP Range as a % of base salary
Position	Minimum	Maximum
President & CEO	200%	300%
Group Presidents and CFO	100%	250%
Executive Vice-President	40%	150%

For FY2014, CAE’s Long-Term Incentive Program was comprised of stock options, deferred share units and performance-based restricted share units. All NEOs were eligible for an annual grant under each of these plans, and awards were allocated as follow:

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Section 7 executive compensation

Stock Options

The plan permits stock option grants having a term of up to ten years. However, options issued starting with FY2012 have a term of seven years. In prior years, the option term was six years. Vesting is incremental in 25% tranches on the anniversary date of the grant.

The number of options issued to each NEO varies as a percentage of the executive’s base salary divided by the fair value (determined by application of the Black-Scholes option-pricing valuation methodology using a three-year average value to adjust for volatility) of an option at that time.

Under the terms of the Employee Stock Option Plan (“ESOP”), the exercise price of the stock options is equal to the weighted average price of the Common Shares on the TSX on the five trading days immediately preceding the day on which the options are granted. During FY2014, stock options were granted to the NEOs and other key employees of CAE and its subsidiaries. The number of outstanding options as well as the other elements of the Long-Term Incentive Program are taken into account by the HRC in determining how many new options may be granted in a fiscal year.

As of June 11, 2014, the ESOP provides for the issuance of a maximum of 9,495,458 Common Shares upon exercise of options granted under it, of which 3,256,324 are not the subject of option grants (representing about 1.23% of all issued and outstanding Common Shares on such date).  An ESOP participant may not hold options on more than 5% (on an undiluted basis) of the issued and outstanding Common Shares from time to time. The number of Common Shares issued to insiders of CAE at any time under all security-based compensation arrangements cannot exceed 10% of the issued and outstanding Common Shares. The ESOP permits, at the discretion of the HRC, the surrender and cancellation without re-issue of an in-the-money option for cash equal to the fair market value of the share underlying the option less the option exercise price, in lieu of the share itself. Options are not transferable or assignable otherwise than by will or by operation of estate law.

The ESOP defines a change of control of CAE as being a change in the beneficial ownership or control over the majority of the Shares of CAE or the sale of all or substantially all of CAE’s assets.  In such circumstance, accelerated vesting of all options issued under the ESOP would occur.

The ESOP provides that its terms, as well as those of any option, may be amended, terminated or waived in certain stated circumstances.  The ESOP specifies in what situations Shareholder approval is required for certain types of amendments to the ESOP. Additionally, the HRC has the authority, in accordance with and subject to the terms of the ESOP, to amend, suspend or terminate the ESOP or any option granted under the ESOP without obtaining Shareholder approval in order to:

(a)     (i) amend any terms relating to the granting or exercise of Options, including the terms relating to the eligibility for (other than for non-executive Directors) and limitations or conditions on participation in the Plan, the amount and payment of the Option Price (other than a reduction thereof) or the vesting, exercise, expiry (other than an extension of the Termination Date except as contemplated in Section 6.06(4) of the Plan), assignment (other than for financing or derivative-type transaction purposes) and adjustment of Options, or (ii) add or amend any terms relating to the provision of financial assistance to Optionees, or of any cashless exercise features;

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(b)     amend the Plan to permit the granting of deferred or restricted share units under the Plan or to add or amend any other provisions which result in participants receiving securities of the Corporation while no cash consideration is received by the Corporation;

(c)      make changes that are necessary or desirable to comply with applicable laws, rules or regulations of any regulatory authorities having jurisdiction or any applicable stock exchange;

(d)     correct or rectify any ambiguity, defective provision, error or omission in the Plan or in any Option or make amendments of a "housekeeping" nature;

(e)     amend any terms relating to the administration of the Plan; and

(f)      make any other amendment that does not require Shareholder approval by virtue of the Plan, applicable laws or relevant stock exchange or regulatory requirements;

provided such amendment, suspension or termination (i) does not adversely alter or impair any previously granted option without the Optionee's consent and (ii) is made in compliance with applicable laws, rules, regulations, by-laws and policies of, and receipt of any required approvals from, any applicable stock exchange or regulatory authorities having jurisdiction.

The ESOP provides for an option expiration date that, if the option expires during a CAE-imposed blackout period or within nine days thereafter, the term of the option may be the later of the original fixed expiration date, or 10 trading days after the date the blackout period ends if the original expiration date falls within, or within nine days after, a blackout period.

Equity compensation plan information

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Percentage of CAE’s Outstanding Share Capital Represented By Such Securities	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in 1st Column)	Percentage of CAE’s Outstanding Share Capital Represented By Such Securities
Employee Stock Option Plan	5,424,582	2.06%	$10.13	4,492,638	1.70%

The above chart is based on March 31, 2014 information. As of that date, the weighted average remaining contractual life for the outstanding options was 4.42 years. CAE’s only equity compensation plan is its Shareholder-approved ESOP.

CAE’s burn rate in FY2014 – the ratio of options granted vs CAE’s issued and outstanding Shares – was 0.79%.

Deferred Share Unit Plan

CAE adopted a Long-Term Incentive Deferred Share Unit Plan (“LTUP”) in FY2005 that, as amended from time to time, applies to all grants made thereafter. Determination of the number of units under the LTUP (“LTUs”) to be granted to a participant is made by dividing the dollar value of the LTU grant (a percentage of the participant’s base salary) by the weighted average price of Common Shares on the TSX on the five trading days preceding the date of grant approval.  LTUs accrue dividend equivalents payable in additional units in amounts equal to dividends paid on Common Shares.

An LTUs grant vests in 20% increments over five years, commencing one year after the date of grant. LTUs are only redeemable in cash, following the unit holder’s retirement or termination of employment.  The LTUP text was amended in FY2014 to clarify the payout methodology used in the event of a Change of Control.

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Section 7 executive compensation

Restricted Share Unit Plan

In FY2010, CAE adopted a performance-based Restricted Share Unit Plan (“RSUP”) for executives and senior management of CAE and its subsidiaries. The RSUP helps ensure that CAE executives’ long-term incentive compensation includes an element directly based on the performance of Common Shares.

Determination of Restricted Share Units (“RSUs”) to be granted to a participant is made by dividing the dollar value of the RSU grant (a percentage of the participant’s base salary) by the weighted average market price of the Common Shares on the TSX on the five trading days preceding the date of grant approval.  An RSU is equal in value to one Common Share of CAE.  RSUs are granted for a three-year period and vest according to time and achievement of performance criteria for such period.

RSUs vest over the three years as follows, provided the participant is still employed by the company on the third anniversary of the grant:

1.    A target rate of 1/6th of the granted units for each of the three years subject to the attainment (or not) of the TSR Relative Performance (shown below) for each of the three years; and

2.    A target rate of 1/2 of the granted units at the end of the third year subject to the attainment (or not) of the TSR Relative Performance over the three-year period.

The TSR Relative Performance means relative annual performance of CAE’s Total Shareholder Return vs. the Total Shareholder Return of the Standard and Poor’s Aerospace and Defence Index (“S&P ADI”) for the given period.  Depending on the TSR Relative Performance, the target rate of granted units will be multiplied by the factors indicated in the following table:

Annual TSR Relative Performance	Factor
1st Quartile (0-25th percentile)	0%
2nd Quartile (26th – 50th percentile)	50% - 98%
3rd Quartile (51st – 75th percentile)	100% - 148%
4th Quartile (76th – 100th percentile)	150%

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Vesting between the S&P ADI Performance quartiles is pro-rated on a linear progression from 50% to 150% for performance commencing in the second quartile and until reaching the fourth quartile. RSUP participants are entitled to receive their vested RSUs at the average fair market value for the 20 trading days preceding the final vesting date of the grant.

Inactive equity-based plans with legacy participants

Some NEOs have outstanding participation in the two following compensation plans which are no longer active (no further awards are made under the plans) but have yet to be fully paid out.

Fiscal 2004 Deferred Share Unit Plan

In FY2004, CAE adopted a Long-Term Incentive Deferred Share Unit Plan (“FY2004 LTUP”) for executives of CAE and its subsidiaries to partially replace the grant of options under CAE’s ESOP. No FY2004 Long-Term Incentive Deferred Share Unit (“FY2004 LTUs”) have been granted by CAE since FY2004. All FY2004 LTUs are fully vested for remaining plan participants. FY2004 LTUs accrue dividend equivalents payable in additional units in amounts equal to dividends paid on Common Shares. FY2004 LTUs are only redeemable in cash, following the unit holder’s retirement or termination of employment.

Deferral of cash incentives

CAE had a Deferred Share Unit Plan (legacy “DSUP”) for executives under which an executive elected to receive cash incentive compensation in the form of Deferred Share Units (legacy “DSUs”). A DSU is equal in value to one Common Share of CAE. The units were issued on the basis of the average closing board lot sale price per share of Common Shares on the TSX during the last 10 days on which such shares traded prior to the date of issue. The DSUs also accrue dividend equivalents payable in additional units in an amount equal to dividends paid on Common Shares. Upon or within a defined period following termination of their employment, DSU holders are entitled to receive the fair market value of the equivalent number of Common Shares.

NEW

LTIP Design for FY2015

In a continuous effort to closely tie our pay to performance and align our compensation to our evolving strategy and results, we have made the following changes to our long-term incentive plan, starting in FY2015:

•       We are moving from relative TSR Performance-based Restricted Share Units to strategic plan EPS Performance-Based Units (“PSUs”). The change in performance measure is designed to increase strategy and business alignment and focus as well as to achieve the right balance between the short and medium term in decision making.

•       We are reducing the weighting of Stock Options in the LTIP from 40% to 30% and increasing the PSUs from 40% to 50%.  We reviewed the weightings to be in line with our desire to pay for performance.  This change is also in line with the market practices of reducing the number of stock options and increasing the performance-based awards.

•       We are replacing the LTUs with time-vested Restricted Share Units (“RSUs”) with a weighting of 20%.  We are moving away from LTUs and replacing them with time-vested RSUs in an effort to provide retention with the three-year cliff vesting without the unfavorable aspect of the LTUs to payout only when the executive exits the company.  Again, this change is in line with market practices as LTUs are rarely present in executives’ long-term incentive compensation.

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CAE’s FY2015 Long-Term Incentive Program will be comprised of performance shares units, stock options and restricted share units. All NEOs will be eligible for an annual grant under each of these plans, and awards are allocated as follow:

We feel that the above-mentioned changes strike a good balance with retention, pay-for-performance as well as medium to long-term focus all being achieved through the mix of LTIP components and features.

Pension, benefits and perquisites

Pension benefits

Promote long-term employment with the company

In Canada, eligible employees participate in the Retirement Plan for Employees of CAE Inc. and Associated Companies. Vice President level and higher executives participate in the Pension Plan for Designated Executive Employees of CAE Inc. and Associated Companies (the “Designated Pension Plan”), and in the Supplementary Pension Plan of CAE Inc. and Associated Companies (the “Supplementary Pension Plan”). The Designated Pension Plan is a defined benefit plan to which CAE and, starting in FY2014, participants contribute. Pensions payable under the Supplementary Pension Plan are paid directly by CAE. See “Executive Compensation – Pension Plan Benefits” for details about the value of the accrued benefit to each of the NEOs. Except as discussed in “Change in Control Contracts” below, CAE does not typically grant extra years of credited service under its pension plans.  Receipt of pension benefits under the Supplementary Pension Plan is conditional upon compliance with a non-competition and non-solicitation clause.

Employee Stock Purchase Plan

Provide employees with a share ownership building vehicle and a savings vehicle beyond the pension plan

Under the CAE Employee Stock Purchase Plan, employees may make a contribution towards the purchase of Common Shares of up to 18% of their base salary. Under the plan, CAE makes a matching contribution on the first $500 contributed and contributes $1 for every $2 on additional employee contributions, to a maximum contribution match of 3% of the participant’s base salary.

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Section 7 executive compensation

Change in control contracts

Safeguard the company’s normal course of business in case of change in control

Seven executive officers, including the NEOs, are entitled to termination of employment benefits following a change of control of CAE where the executive’s employment is terminated without cause within two years following the change of control. See “Executive Compensation – Termination and Change of Control Benefits” for a summary of the impact of various events on the different compensation programs for the NEOs and details about the approximate incremental value that could be realized by a NEO following termination or a change of control event.

Perquisites

Provide executives with perquisites that are typical for  senior positions

Flexible perquisites give executives a cash allowance to provide for certain benefits, including car benefits, club membership, home office, personal legal and tax advice and a health care spending account. Such allowance is payable upon submission of receipts only and is capped at predetermined levels.

Executive share ownership requirements

Under CAE’s share ownership policy, each key executive is expected to own a minimum number of Common Shares and/or units under the DSUP and/or LTUP. The value of the required holding in Common Shares and/or units under the DSUP and LTUP represents:

▪  500% of the CEO’s base salary,

▪  250% of base salary for the Group Presidents and the CFO, and;

▪  200% of base salary for other executives reporting directly to the CEO.

The required holding may be acquired over a five‑year period from the date of hire or promotion into the executive position. Effective February 2014, the share ownership requirements are to be tested on a monthly basis until the requirement is met.  At the time the required share ownership value is reached, the minimum number of shares/units to be held by the executive is locked-in and the executive is required to hold at least this  number of shares/units until retirement or termination of employment.

In addition, for each option exercise, the CEO has agreed to, and the Group Presidents and CFO must, retain ownership or control over CAE Shares for a value equal to 25% of the net profit realized on such option exercise for the duration of their employment with CAE. This policy encourages all key executives to hold a meaningful ownership interest in CAE to further align management and Shareholder interests.

As of March 31, 2014, all of the NEOs held CAE Shares and/or units under the DSUP and LTUPs valued in excess of the ownership policy except for Mr. Colabatistto and Mr. Cormier, who are in the process of acquiring their respective share ownership amounts. The table below sets forth the minimum number of shares/units to be held for NEOs who have already met the requirement as well as the required value in dollars to meet the ownership guidelines.

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NEO	Ownership Status	Target Date	Minimum number of DSUs/Shares to be held once requirement met	Value Required [1] to meet Guidelines	% completion to meet guidelines SOG
			(#)	($)	(%)
M. Parent	Already Met	n/a	286,858	4,300,000	100%
S. Lefebvre	Already Met	n/a	61,708	925,000	100%
N. Leontidis	Already Met	n/a	65,044	975,000	100%
G. Colabatistto	In progress	June 2017	n/a	1,012,500	94%
B. Cormier	In progress	July 2015	n/a	760,000	62%

1 If requirement already met, value that was required at the time the NEO met the ownership requirements.

Risk mitigation

The HRC and the Board of CAE believe that executive compensation should be contingent on performance relative to pre-established targets and objectives. Also, management must achieve targets and objectives in a manner consistent with legal standards, as well as CAE’s ethical standards and internal policies. The HRC and the Board regularly review the company’s compensation policies and practices to ensure that they do not encourage inappropriate risk-taking. The following caracteristics of our compensation program in FY2014 were identified as having risk-mitigating effects:

▪  Our mix of short, medium and longer-term compensation encourages CAE executives to take a balanced view and mitigates against excessive risk-taking or overly conservative behaviour.

▪  Our emphasis on long-term performance: at target, only 18-22% of a NEO’s total compensation (base salary, target STIP + actual LTIP) is tied to short-term results (annual short term incentive award), while 50-60% is tied to long-term incentives (DSUs, RSUs and options).

▪  Our cap on NEO annual short-term incentive awards is directly linked to, and determined by, overall corporate financial performance (as measured by the STIP financial targets) and individual performance – so a NEO cannot reap an outsize reward based only on his/her own performance against financial or other targets.

▪  Threshold corporate performance level and cap on annual incentive awards provide that the annual short-term incentive award payout can be zero, if minimum threshold levels of corporate and individual performance are not met, and is capped at 200% where corporate and individual performance objectives are exceeded, to prevent excessive payouts and to act as a disincentive against excessive risk-taking.

▪  Our clawback policy for our executives provides that CAE may seek repayment of incentive compensation for years in which financial results are restated as a result of omission, fraud or intentional misconduct.

▪  The CEO has agreed to, and the CFO and the Group Presidents must, retain ownership or control over CAE Shares equivalent in value to 25% of the net profits from any option exercise until their retirement or termination – this reduces the risk of short-term maneuvers designed to temporarily lift the CAE share price to the detriment of sustainable results.

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▪  CAE’s Corporate Policies & Procedures preclude individual executives from acting unilaterally without approval in the case of material transactions identified in those policies.

▪  Our share ownership requirement for NEOs to own multiples of their annual base salary in CAE Shares (see “Executive Share Ownership Requirements” above for details) – discourages excessive short-term risk-taking given the executives’ exposure to the longer-term CAE share price movements through both their direct ownership and the LTIP elements they hold.

After considering the overall compensation program and taking into account both its knowledge of the past performance of the CAE management team and the nature of CAE’s various businesses, the HRC is not aware of any risks arising from CAE’s compensation policies and practices that would be reasonably likely to have a material adverse effect on CAE.

Determination of the NEOs’ compensation in FY2014

Base Salary

The salaries of the CEO and other NEOs are determined in accordance with CAE’s salary philosophy and policy, and are reviewed and approved, in the case of the CEO, annually by the independent members of the Board of Directors.  The HRC reviews benchmark data to ensure that the CEO’s and his direct reports’ total direct compensation (base salary, short-term and long-term incentives, and other compensation) is in line with CAE’s compensation philosophy.

Short-Term Incentive Plan – Corporate and Individual performance

75% of short-term incentive awards for the CEO and other NEOs was based on the achievement of corporate performance metrics, namely EPS, Book-to-Sales Ratio, ROCE and Customer Satisfaction, as detailed under “Annual Short-Term Incentive Awards”. Having 75% of every NEO’s annual incentive evaluated on the same performance metrics reinforces the team work amongst our executive team and motivates them to achieve widespread success for the whole organization. The table below illustrates the respective weights given to each FY2014 corporate financial performance target, as well as the actual results and payouts.

	Weighting	THRESHOLD	TARGET	MAXIMUM	ACHIEVED	Payout
Bonus payout		0%	100%	200%
Book-to-Sales Ratio	20%	1.04	1.10	1.16	1.125	142%
Return on Capital (ROCE)	20%	11.21%	11.95%	12.68%	11.445%	32%
Earnings Per Share[1]	50%	$0.70	$0.76	$0.82	$0.73	50%
Customer Satisfaction	10%	Various Customer Satisfaction Indices				115%
Weighted Average STIP Payo						71%

(1)     If the EPS target is not met, the corporate performance multiplier is capped at 100%.

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The remaining 25% of the NEOs’ annual incentive is awarded based on their achievement business unit or function pre-determined objectives. As with other performance measures, their achievement is then translated into a multiplier that may reach up to two times the target weigthing (i.e., 25% x 2). For FY2014, the individual performance multiplier for the CEO was 170% while the average multiplier for other NEOs was 130%. The HRC determined the CEO’s individual performance multiplier and reviewed and approved the CEO’s recommendations on the individual performance multiplier for his direct reports following a detailed discussion of corporate and individual performance (described in detail in the next section).

The table below sets out the bonus targets, maximums and actual payouts for the NEOs earned for FY2014, expressed as a percentage of salary:

Position	Target	Max	Actual Payout
President & CEO	100%	200%	96%
CFO	65%	130%	56%
Group President, Defence & Security	65%	130%	56%
Group President, Civil Simulation Products, Training and Services	65%	130%	59%
Vice-President, Human Resources	45%	90%	40%

The table below sets out the LTIP minimums, maximums and actual awards for the NEOs granted for FY2014, expressed as a percentage of salary:

Position	Minimum	Max	Actual Grant
President & CEO	200%	300%	260%
CFO	100%	250%	200%
Group President, Defence & Security	100%	250%	180%
Group President, Civil Simulation Products, Training and Services	100%	250%	250%
Vice-President, Human Resources	40%	150%	100%

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Section 7 executive compensation

President and CEO - FY2014 Accomplishments

The CEO’s main targets and objectives for FY2014 and related results are set out below:

1.       Meet and exceed Short Term Incentive Plan financial objectives (75% of STIP target):

a.       Exceeded target Book-to-Sales  ratio,

b.       Partially met EPS and ROCE targets

2.       Align corporate culture with strategic vision to be “Partner of Choice” of customers

a.       Reduced cost of non-quality by 82% of target reduction

b.       Exceeded target improvement in customer retention in Commercial Aircraft Training (“CAT”) and Business Aircraft Training (“BAT”) business units

c.        Exceeded 10% target improvement in customer satisfaction survey scores for all Civil businesses

3.       Improve CAE’s position in a tougher competitive environment through a differentiated suite of solution offerings

a.       Secured new solution-based customers

b.       Completed deployment of new key technologies which will lead to significant enhancement of customers’ user experience as well as improved cost efficiency

c.        Developed strategies and governance to improve CAE’s positioning in delivering integrated solutions in Civil market

4.       Ensure successful transition in Civil Leadership and continue development of Defence & Security segment

a.       Achieved smooth transition, with no key customer or partner loss

b.       Realized healthy Civil product market share, with industry record year of 48 full flight simulators sold, in a tougher competitive environment

c.        Exceeded Book-to-Sales ratio target but fell short of profitability and Return on Capital Employed (ROCE) targets in Civil businesses

d.       Achieved half of targeted increase in wet training hours recorded in Civil

e.       Achieved resilient performance in Security and Defence segment with 2% revenue growth and 13% profitability growth in a very challenging market

5.       Meet capital allocation priorities

a.       Successfully executed capital expenditure and capital development plans for the year

b.       Reduced net debt-to-capital ratio by 12%

c.        Increased dividend by 20% (from 20 cents per share in FY2013 to 24 cents per share in FY2014)

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6.       Strong progress achieved on leadership development, technology innovation and continuous improvement initiatives

The Board reviewed Mr. Parent’s achievements against each of these objectives in detail, and considered he had met or exceeded most of his objectives, as noted above.  For FY2014, Mr. Parent received a short-term incentive award of $823,450, based on the corporate financial performance against the short term incentive plan’s financial objectives as well as his other accomplishments.  The level of achievement was 71% against the short-term incentive plan performance targets, which comprise 75% of his STIP.  The Board awarded the CEO a 170% achievement rate on his personal KPIs, which comprise 25% of his STIP. His aggregate incentive payment represented 95.75% of the bonus target.  See “Compensation Discussion and Analysis – Elements of Compensation – Annual Short-Term Incentive Awards”.

Other NEOs – FY2014 Accomplishments

As previously discussed, this section paints a portrait of the major achievements for FY2014 for each NEO. These were the main key performance indicators (“KPIs”) in determining the individual performance multiplier applicable to their annual incentive awards.

Stéphane Lefebvre – Chief Financial Officer

▪  Played active role in bringing CAE’s net debt level below 40%;

▪  Strong cash flow management. Cash to earnings conversion of 105% and Capex/Capitalized Research and Development Spend, below budget;

▪  Played a leadership role in cost reduction initiatives while continuing to build a strong Finance team;

▪  Closed outsourcing deal with respect to the delivery and maintenance of Oracle;

▪  Managed transition to International Finance Reporting Standards (“IFRS”) and the resulting interaction with regulatory and investor bodies.

Gene Colabatistto – Group President, Defence & Security

▪  Delivered revenue of $822M and segment operating income of $107.8M in a very challenging market;

▪  Repositioned Defence & Security organization with strengthened regional leadership and global program management;

▪  Positioned the business for growth by signing strategic agreements with significant new  partners;

▪  Achieved savings of $15M through efficiencies, cost reductions and Improved Program Management;

▪  Continued to drive Employee Engagement, Development and Recognition programs.

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Nick Leontidis – Group President, Civil Simulation Products, Training and Services

▪  Delivered record product orders (48), strong book-to-sales ratio and key wins at major accounts;

▪  Improved performance of underperforming assets and locations in 2nd half of FY2014;

▪  Exceeded customer satisfaction and retention targets;

▪  Improved credibility with major stakeholders such as customers, investors and employees and stabilized the business unit in a challenging environment;

▪  Streamlined overhead costs and reduced organizational complexity.

Bernard Cormier – Vice-President, Human Resources

▪  Exceeded top talent retention target, delivered Leadership Development Program and coordinated the company’s  succession plan process;

▪  Successfully negotiated collective agreement renewals at all company sites;

▪  Completed design of Engineering Career Path and Framework and technical skills inventory;

▪  Chaired most successful CAE – Centraide campaign ever, reaching contribution levels of $815K.

Not all details of NEO targets have been disclosed due to the potential competitive prejudice to CAE of so doing.  The NEOs’ performance against their objectives was reviewed by the HRC after the end of FY2014, in addition to having been reviewed by the CEO during the fiscal year.

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Section 7 executive compensation

shareholder return performance graph

The following graph compares the cumulative Shareholder return of the Common Shares with the cumulative returns of each of the S&P/TSX Composite Index and the S&P Aerospace & Defence Index (an index of U.S. listed companies operating in CAE’s market sectors) for a five-year period commencing March 31, 2009.

comparison of five-year cumulative total return of cae inc. vs. s&p/tsx composite index and s&p aerospace &  defence index

	2009	2010	2011	2012	2013	2014
CAE Inc.	$100	$131	$172	$139	$137	$204
S&P/TSX Composite Index	$100	$141	$171	$153	$163	$183
S&P Aerospace & Defence Index	$100	$182	$205	$212	$246	$359

$340
$290
$240
$190
$140
$90
2009
2010
2011
2012
2013
2014
CAE
S&P/TSX Composite Index
S&P Aerospace & Defense Index

Assumes $100 invested in Common Shares traded on the Toronto Stock Exchange on March 31, 2009. Values are as at the last trading date during the month of March in the specified years and from the S&P/TSX Composite Total Return Index and S&P Aerospace & Defense Total Return Index, which assume dividend reinvestment.

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Section 7 executive compensation

Pay for performance linkage

The following chart compares the evolution of CAE’s total shareholder return with the evolution of executive compensation (as disclosed in the summary compensation table) for both the CEO and the other named executive officers. The total shareholder return assumes $100 invested in Common Shares traded on the Toronto Stock Exchange on March 31, 2009. Values are as at the last trading date during the month of March in the specified years, which assume dividend reinvestment.

The CEOs’ and NEOs total compensation is not specifically based on the performance of CAE’s Common Shares on the TSX, due to the fact that: (i) base salaries are adjusted to reflect the scope of responsibilities, experience and contribution to CAE’s success, as well as the evolution of the Canadian and U.S. Group of Comparator Companies’ compensation practices; (ii) annual bonuses are awarded based on the performance of CAE’s financial performance metrics that drive shareholder value; and (iii) LTIP grants are awarded as a percentage of base salary determined based on position level. In addition to CAE’s operational performance, the price of the Common Shares is affected by external factors beyond CAE’s and the NEO’s control. In FY2010, the NEO total compensation includes an overlap period between two CEOs, and the new CEO received a 3-year grant of options, which we have normalized for the purpose of this chart by spreading the value of that grant over its three-year term.  In FY2012, the former CFO’s compensation was included up to May 26, 2011, excluding his termination benefits.  In FY2013, the former Group President, Military, Simulation Products, Training and Services’ compensation was included up to September 28, 2012, excluding his 3 additional years of service credited in the Supplemental Pension Plan.

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Pay for Performance Linkage	2014	2013[1]	2012
Market Capitalization (as of March 31)	$3.838 billion	$2.582 billion	$2.642 billion
Return on equity	14.2%	12.9%	18.2%
Total shareholders average return – three-year compounded annual growth rate	3.5%	-1.8%	9.7%
Diluted earnings per share	$0.73	$0.53	$0.70
Diluted earnings per share excluding restructuring	$0.73	$0.73	$0.70

1  Figures are restated to reflect the adoption of new accounting standards IFRS11 and the amended IAS19.

Given the value and conditions related to the long term incentive awards it takes time to determine the effectiveness of our pay-for-performance approach and the alignment between the NEOs’ compensation and the Shareholders’ return. The following table compares for each year the NEOs’ total compensation, as presented for the past 5 years (or lesser period with CAE) to the actual value realized over time.

NAME AND PRINCIPAL POSITION	YEAR	DISCLOSED COMPENSATION LESS PENSION VALUE[1]	ACTUAL REALIZED COMPENSATION[2]
			at March 31,2014
M. Parent	2014	$3,962,819	$5,818,422
President and Chief Executive Officer	2013	$1,856,373	$930,212
	2012	$2,607,190	$1,771,576
	2011	$2,607,582	$1,708,435
	2010	$6,697,262	$3,106,955
	Total	$17,731,226	$13,335,600
S. Lefebvre	2014	$1,349,224	$684,067
Chief Financial Officer	2013	$976,096	$433,267
	2012	$979,543	$598,888
	2011	$461,832	$389,118
	2010	$420,522	$445,248
	Total	$4,187,217	$2,550,588
N. Leontidis	2014	$1,631,849	$1,234,437
Group President, Civil Simulation Products,	2013	$916,391	$455,096
Training and Services	2012	$1,059,153	$653,647
	2011	$1,039,653	$740,120
	2010	$892,578	$984,711
s	Total	$5,539,624	$4,068,011
G. Colabatistto	2014	$1,514,632	$813,329
Group President, Defence and Security	2013	$1,242,859	$686,508
	Total	$2,757,491	$1,499,837
B. Cormier	2014	$995,225	$707,026
Executive Vice-President, Human Resources	2013	$797,356	$468,976
	2012	$795,399	$667,273
	Total	$2,587,980	$1,843,275

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Section 7 executive compensation

1. Sum of base salary, annual incentive paid, all other compensation, and the grant value of Share-based and option-based awards during the fiscal year as disclosed in the Circular

2. Sum of base salary, annual incentive paid, all other compensation, the option gain from any option exercise during the period, the payout value of RSUs, and the current market value of the vested DSUs associated to the grant awarded for that fiscal year

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Section 7 executive compensation

 Compensation of our Named ExecutiveOfficers

Summary compensation table

The first of the following tables provides a summary of compensation earned during the last three fiscal years ended March 31, 2014 by the Chief Executive Officer, the Chief Financial Officer, the three most highly compensated policy‑making executives who served as executive officers of CAE or its subsidiaries as at March 31, 2014 (collectively, “Named Executive Officers” or “NEOs”).

					NON-EQUITY INCENTIVE PLAN COMPENSATION
NAME AND PRINCIPAL POSITION	Year	Salary	Share-Based Awards[1]	Option-Based Awards[2]	Annual Incentive Plan[3]	Long-Term Incen-tive Plan	Pension Value[4]	All Other Compen-sation[5]	Total Compen-sation
		$	$	$	$	$	$	$	$
M. Parent President and Chief Executive Officer	2014	854,167	1,319,879	830,496	823,450	0	528,000	134,827	4,490,819
	2013	817,500	926,161	0	0	0	514,000	112,712	2,370,373
	2012	770,833	835,614	0	900,900	0	431,000	99,843	3,038,190
S. Lefebvre Chief Financial Officer	2014	365,000	436,961	274,782	206,229	0	238,000	66,252	1,587,224
	2013	333,333	386,640	192,400	0	0	222,000	63,723	1,198,096
	2012	288,300	284,519	141,168	210,600	0	168,000	54,957	1,147,543
N. Leontidis[6] Group President, Civil Simulation Products, Training and Services	2014	382,750	574,046	353,468	230,051	0	521,000	91,534	2,152,849
	2013	343,750	328,534	163,540	0	0	218,000	82,067	1,135,891
	2012	327,368	302,969	150,510	209,633	0	121,000	68,673	1,180,153
G. Colabatistto[7] Group President, Defence & Security	2014	401,667	430,457	270,846	225,737	0	197,000	185,925	1,711,632
	2013	319,375	385,034	287,040	85,000	0	138,000	166,410	1,380,859

B. Cormier Executive Vice-President, Human Resources	2014	378,333	224,388	141,204	150,908	0	126,000	100,392	1,121,225
	2013	368,500	233,807	116,480	0	0	141,000	78,569	938,356
	2012	359,167	68,241	87,884	197,783	0	120,000	82,324	915,398

1    Represents the value of share-based awards granted under the RSUP and the LTUP, which is determined based on the grant date fair value of the award in accordance with IFRS2, Share-based Payment. Note that actual value received, if any, will differ. The value of each LTU is based on CAE’s weighted average share price on the five trading days immediately preceding the grant date.  The value of each RSU is evaluated using stochastics simulations of share price performance, and is based on CAE’s closing Share price on the date of grant, depending on the grant’s performance criteria, in accordance with the following assumptions. This adjusted Black-Scholes model method is used in order to correctly measure the specific provisions of the RSUP. The Black-Scholes model is well-known and accepted, and the industry has long used it to measure the value of RSUs due to its relative ease of use and the precision level it provides; it is implicit in the Black-Scholes model that the price of a share (and the change in the index value in the case of CAE’s LTI-DSUs) changes stochastically, meaning by a random process.

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Section 7 executive compensation

	2014	2013	2012
Expected volatility CAE	22.93%	24.75%	36.13%
Expected volatility index	17.73%	19.16%	n/a
Risk-free interest rate	1.11%	0.75%	2.25%
Correlation CAE to index	0.43	0.40	n/a

2    Represents the value of option-based awards granted under the Employee Stock Option Plan, which is determined based on the grant date fair value of the award in accordance with IFRS2. Note that actual value received, if any, will differ. The value of each option is determined using the Black-Scholes model under the following assumptions:

	FY2014 – June	FY2014 – May	FY2013 – June	FY2013 – May	FY2012
Dividend yield	1.88%	1.83%	1.64%	1.58%	1.28%
Expected volatility	29.61%	29.88%	33.59%	33.62%	34.0%
Risk-free interest rate	1.42%	1.34%	1.10%	1.31%	2.32%
Expected option term	5	5	5	5	5
Black-Scholes Value	21.63%	22.32%	31.26%	31.26%	36.32%

3    Represents the Short-Term Incentive Plan bonus earned in each fiscal year and paid in the first quarter of the following year. The amount shown for Mr. Colabatistto in 2013 includes a signing bonus in the amount of $85,000 to compensate for forfeiture of compensation at his prior employment.  Furthermore, the amount shown in FY2014 includes an amount of $55,000 on his first anniversary date of hire to offset any potential short fall in his long-term incentive program from his previous employer.

4    The pension value shown corresponds to the compensatory value reported in the Defined Benefit Plan Table and includes the service cost and the impact of the increase in earnings in excess of actuarial assumptions.

5    All other compensation comprises other benefit expenses and allowances paid by CAE, and includes amongst others: car leases or allowances and car operating expenses; Health Spending Account; club memberships; and amounts paid in respect of the NEOs participation in the CAE Employee Stock Purchase Plan. Details are as follows:

	Automobile Expenses	Employer ESPP Contributions	Dividend Equivalents	Relocation/ Cost of Living Allocation	Home Office	Other	Total
M. Parent	$16,959	$25,625	$54,139	─	$7,658	$30,446	$134,827
S. Lefebvre	$17,624	$10,950	$12,739	─	$115	$24,824	$66,252
N. Leontidis	$23,976	$11,483	$43,049	─	─	$13,026	$91,534
G. Colabatistto	$9,959	$12,050	$11,592	$66,000	$5,620	$80,704[a]	$185,925
B. Cormier	$7,821	$11,350	$5,942	$48,000	$4,971	$22,308	$100,392

a For Mr. Colabatistto, this figure includes a tax equalization payment (and associated gross up) of $51,690 resulting from his relocation from the United States to Canada when he joined CAE.

6    Mr. Leontidis was appointed as Group President, Civil Simulation Products, Training and Services as of June 1, 2013.  He was previously Executive Vice-President, Strategy and Business Development.

7    Mr. Colabatistto was hired as Group President, Defence & Security as of June 4, 2012.  The value of his 2012 option and Share based awards reflect a special grant as of his date of hire distributed as 50% options and 50% LTUs.

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Section 7 executive compensation

Incentive plan awards

The following tables provide information relating to each option-based awards and share-based awards outstanding as at March 31, 2014 for each NEO, as well as the value vested or earned during FY2014 in respect of such incentive plan awards.

Outstanding Equity-based awards granted in FY2014

The following table details the awards made under CAE’s Share-based plans:

Name	Award Type	Award Date	Number of securities, units or other rights	Payout or expiration date	Share price on date of grant[c]
M. Parent	RSU[a]	21/05/2013	81,170	21/05/2016	$11.02
	LTU[b]	21/05/2013	40,590	Termination	$11.02
S. Lefebvre	RSU[a]	21/05/2013	26,870	21/05/2016	$11.02
	LTU[b]	21/05/2013	13,440	Termination	$11.02
N. Leontidis	RSU[a]	21/05/2013	19,820	21/05/2016	$11.02
	RSU[a]	06/06/2013	15,940	06/06/2016	$10.77
	LTU[b]	21/05/2013	9,910	Termination	$11.02
	LTU[b]	06/06/2013	7,970	Termination	$10.77
G. Colabatistto	RSU[a] LTU[b]	21/05/2013 21/05/2013	26,470 13,240	21/05/2016 Termination	$11.02 $11.02
B. Cormier	RSU[a] LTU[b]	21/05/2013 21/05/2013	13,800 6,900	21/05/2016 Termination	$11.02 $11.02

a Awards of RSUs under the performance-based  RSUP (see “Compensation Discussion & Analysis” in Section 7 for details). Under this plan, 1/6th of the granted units may vest, in May 2014, May 2015 and  May 2016 respectively and 1/2 of the granted units may vest in May 2016, subject to CAE’s Total shareholder Return vs. the Total shareholder Return of the S&P ADI (“TSR Relative Performance”) for the one-year or three‑year period, as applicable. Depending on the TSR Relative Performance, the target rate of granted units will be multiplied by5 0% to 150% for performance commencing in the second quartile and until reaching the fourth quartile. Vested  RSUs will be paid based on the average share price for the 20 trading days preceding the final vesting date of the grant.

b  Awards of deferred share units under the LTUP (see “Compensation Discussion & Analysis” in Section 7 for details). Under this plan, vested units will be paid out following the termination of employment of the executive based on the Common Share price on that date. Units vest over five years’ time; accelerated vesting happens in limited circumstances (long-term disability, retirement, change of control or death). Dividend equivalents are paid in the form of incremental units.

c  The share price on grant date is equal to the weighted average price of the Common Shares on the TSX on the five trading days immediately preceding the award.

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Section 7 executive compensation

Outstanding share-based awards and option-based awards

			OPTION-BASED AWARDS		SHARE-BASED AWARDS
NAME	Number of Securities Underlying Unexercised Options	Option Exercise Price[1]	Option Expiration Date	Value of Unexercised In-the-Money Options[2]	Number of Shares or Units of Shares that have not vested[3]	Market or Payout value of Share-based Awards that have not Vested[4]	Market or Payout Value of Vested Share-Based Awards not Paid Out or Distributed[5]
	#	$		$	#	$	$
M. Parent	337,600	11.02	20/05/2020	1,191,728
	1,194,300	7.60	11/08/2015	8,300,385
Total				9,492,113	178,747	2,600,769	3,762,037
S. Lefebvre	111,700	11.02	20/05/2020	394,301
	74,000	10.20	27/05/2019	321,900
	40,800	12.65	24/05/2018	77,520
	12,000	9.55	17/05/2016	60,000
	14,200	7.29	18/05/2015	103,092
Total				956,813	69,356	1,009,130	651,966
N. Leontidis	64,600	10.77	05/06/2020	244,188
	82,500	11.02	20/05/2020	291,225
	62,900	10.20	27/05/2019	273,615
	43,500	12.65	24/05/2018	82,650
	12,525	9.55	17/05/2016	62,625
Total				954,303	85,649	1,246,193	2,534,710
G. Colabatistto	110,100	11.02	20/05/2020	388,653
	119,600	10.04	03/06/2019	539,396
Total				928,049	67,346	979,884	186,339
B. Cormier	57,400	11.02	20/05/2020	202,622
	44,800	10.20	27/05/2019	194,880
	25,400	12.65	24/05/2018	48,260
	5,175	9.39	04/07/2016	26,703
Total				472,465	40,278	586,045	266,362

1.    Pursuant to the terms of the plan, options under the ESOP granted before FY2009 were granted with an exercise price equal to the closing market price per Common Share on the TSX, in each case on the trading day immediately preceding the grant date and options under the ESOP granted since FY2009, were granted with an exercise price equal to the weighted average price of the Common Shares on the TSX on the five trading days immediately preceding the day on which the options are granted.

2.    Options are in-the-money if the market value of the Common Shares covered by the options is greater than the option exercise price. The value shown is equal to the excess, if any, of the Common Share closing price on March 31, 2014 ($14.55) over the option’s exercise price.  The actual value realized will be based on the actual in-the-money value upon exercise of the options, if any. The options vest at 25% per year commencing one year after the date of grant.

3.    Represents the aggregate number of units that have not met all performance or employment conditions for payment.

4.    Payout value is established based on a Common Share closing price on March 31, 2014 ($14.55) for LTUs and based on values of $14.55 for RSU grants payable May 2015 and May 2016.

5.    Represents the portion of units under the LTUP that are vested at the end of the fiscal year and for which payment is deferred to the termination of employment and the portion of RSUs awarded in the last three fiscal years that have vested based on the one-year TSR Relative Performance of FY2012 (56%), FY2013 (0%) and FY2014 (110%) and the three-year TSR Relative Performance of FY2014 (52%).

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Section 7 executive compensation

Incentive plan awards – value vested or earned during the year

The following table shows the value that was vested or earned by Named Executive Officers during FY2014 in respect of incentive plans.

Name	Option-Based Awards-Value Vested During The Year[1]	Share-based Awards-Value Vested During The Year[2]	Non-Equity Incentive Plan Compensation-Value Earned During The Year[3]
	$	$	$
M. Parent	1,549,538	1,073,370	823,450
S. Lefebvre	27,172	300,661	206,229
N. Leontidis	72,272	392,377	230,051
G. Colabatistto	27,209	157,699	225,737
B. Cormier	15,941	178,924	150,908

1    This represents the value of potential gains from options that vested during FY2014.  These generally include the portion of the options that were awarded in the last four fiscal years that vested in the year. The potential gains are calculated as the excess, if any, of the closing price of Common Shares on each of the option vesting dates in FY2014 over the exercise price.  The actual value realized, if any, will differ and will be based on the Common Share price on the actual exercise date.

2    The value of share units that vested during FY2014 is calculated based on the closing price of Common Shares on each of the Long-Term Incentive Deferred Share Units Plan vesting dates and on March 31, 2014, the date of the performance result, for RSUs. These generally include the portion of units under the LTUP that were awarded in the last five fiscal years that vested in the year for which payment is deferred to the termination of employment and the portion of RSUs that will have vested on May 24, 2014 as the performance criteria was met.

3    This represents the value paid to NEOs under the short-term incentive plan for FY2014.

Pension arrangements

The NEOs and key executives are members of the Designated Pension Plan and the Supplementary Pension Plan. The amounts payable under these arrangements are based on “average annual earnings” which are calculated on the basis of the 60 highest‑paid consecutive months of base salary and short-term incentives.

The Supplementary Pension Plan provides a pension benefit upon normal retirement at age 65 so that the total pensions payable under CAE’s pension arrangements will result in an annual pension equal to 2% of average annual earnings (being the five‑year top average salary and actual short-term incentive compensation for non-CEO NEOs for each year of pensionable service, assuming no limitation on the amount paid from a registered pension plan imposed by Canadian tax legislation). The CEO’s short-term incentive compensation used for the purpose of determining his average annual earnings is the target bonus.  His maximum annual pension benefit is limited to one million fifty thousand dollars.  Executives may retire from the company from age 60 with full pension entitlement. An executive is considered as having retired for the purposes of the Supplementary Pension Plan if, at the time of termination of employment with CAE, he/she is at least age 55 with a minimum of 5 years of participation in the Supplementary Pension Plan.  The benefits listed in the table are not subject to deduction for social security or other offset amounts such as Canada Pension Plan or Québec Pension Plan amounts.

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Section 7 executive compensation

Pensions payable under the Supplementary Pension Plan are paid directly by CAE. CAE is obligated to fund or provide security to ensure payments under the Supplementary Pension Plan upon retirement of the executive. CAE has elected to provide security by obtaining for retired executives letters of credit for a trust fund established for those executives who have retired. CAE has secured the NEO’s and certain key executives’ pension benefits by a letter of credit for a trust fund established for the executives.

CAE does not generally grant extra years of credited service under its pension plans. Receipt of pension benefits under the Supplementary Pension Plan is conditional upon the compliance with a non-competition and non-solicitation clause.

Defined benefit plans table

The following table sets forth the credited years of pensionable service and the present value of the NEOs’ accumulated benefits as at March 31, 2014 under the Designated Pension Plan and the Supplementary Pension Plan in connection with retirement.

		Annual Benefits Payable
Name	Number of years of credited service	At March 31, 2014	At age 65	Accrued obligation at start of the year	Compensatory change[1]	Non-compensatory change[2]	Accrued obligation at year-end[3]
	#	$	$	$	$	$	$
M. Parent	9.17	258,900	362,000	4,598,000	528,000	217,000	5,343,000
S. Lefebvre	9.00	74,800	204,000	1,289,000	238,000	36,000	1,563,000
N. Leontidis	14.00	155,800	207,000	2,084,000	521,000	97,000	2,702,000
G. Colabatistto	1.83	17,600	109,000	158,000	197,000	13,000	368,000
B. Cormier	3.75	31,100	78,000	449,000	126,000	18,000	593,000

1    The change in benefit obligation that is compensatory includes the service cost and the increase in earnings in excess or below what was assumed. The service cost is the estimated value of the benefits accrued during the calendar year.

2    The change in benefit obligation that is not compensatory includes interest cost, change in assumptions and gains and losses other than for a difference in earnings and the increase in the discount rate used to value the pension plans which decreased the accrued obligation.

3    The present values of the accumulated benefits reported in the above table are calculated in accordance with the assumptions used for financial reporting purposes. See Note 14 to CAE’s consolidated financial statements for the fiscal year ended March 31, 2014. The total present value of accumulated benefits in our financial statements is calculated in accordance with IFRS.

For additional information about the Designated Pension Plan and the Supplementary Pension Plan, see “Compensation Discussion and Analysis – Termination and Change of Control Benefits” below.

Termination and change of control benefits

Payment entitlements upon termination

The various compensation plans applicable to the NEOs also contain different provisions that apply upon termination of employment or change of control of CAE. CAE does not have a formal policy for providing severance payment in the case of termination of employment but may provide severance payments and benefits as required by law.

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Section 7 executive compensation

CAE is a party to agreements with seven executive officers, including the NEOs, pursuant to which such executives are entitled to termination of employment benefits following a change of control of CAE where the executive’s employment is expressly or implied (constructive dismissal) terminated without cause within two years following the change of control. In such event, the executive is entitled to 24 months of annual compensation (salary, short-term incentive plan, bonus and benefits, payable as a lump sum), payment for long-term incentive deferred share units, the immediate vesting of supplementary credited service for the purposes of any pension or retirement income plans, vesting of all options which vest within two years from the date of the termination or resignation of the executive and extension of the exercise period for the options to permit the executive to exercise such options within the 24 months from the date of termination or resignation.

The following is a summary of compensation that NEOs are entitled to receive upon the occurrence of specific events of termination.

Compensation programs	Resignation AND TERMINATION FOR CAUSE	Involuntary Termination	Retirement	Change of Control[1]
Annual Short-Term Incentive	Forfeit	Partial payment based on performance	Partial payment based on performance	Two times the greater of average three-year bonus or target bonus
Stock Options	30 days to exercise vested options	30 days to exercise vested options	Exercise vested options up to expiry date; unvested options continue to vest and must be exercised within 30 days following vesting date	All options become vested
Restricted Share Units	All units are forfeited	Vested units will be paid out within 20 days	All units will be paid out as scheduled subject to performance criteria

Unvested units vest at the greater of 100% and the multiple resulting from the TSR Relative Performance as of the change of control date; all vested units become payable at the closing price on such date

Deferred Share Units Grants from 04/2004	Vested units are paid out	Vested units are paid out	All units become vested	All units become vested
Supplemental Pension Plan (SPP)	Resignation: If 5 or more years of participation in the SPP, accrued deferred pension at age 65 Termination for cause: No benefits payable from the SPP	If 5 or more years of participation in the SPP, accrued deferred pension benefits at age 65	If age 55 or older with a minimum of 5 years of participation in SPP, immediate monthly pension payable	Immediate vesting and two years of additional service in case of termination[2]
Severance payments	–	Severance amount[3] in case of termination[2]	–	Severance amount[4] in case of termination[2]

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Section 7 executive compensation

1    Change of control is defined in the Change of Control Agreements between CAE and each Named Executive Officer. A change of control may be triggered by a number of events, notably an acquisition by a person of 20% of CAE’s voting rights which is accompanied by a change in the composition of the Board, an acquisition by a person of 35% of CAE’s voting rights or an acquisition of shares representing half the equity of CAE.  Compensation programs have various definitions of change of control events with different impacts on compensation. The provisions illustrated in the above table are for specific events that would provide the maximum benefits to the executives.

2    Pursuant to the Change of Control Agreements between CAE and each Named Executive Officer, following a change of control, termination is defined as an involuntary termination that occurs within the first two years following the change of control.

3    In the event of involuntary termination when severance is payable, it will be determined at the time of termination, taking into consideration the appropriate factors and current state of legislation and jurisprudence. Mr. Parent’s severance entitlement on termination of employment other than for cause is two years’ salary plus target bonus, benefits and expenses. Mr. Parent would also be entitled to two year’s service credited to the Supplemental Pension Plan. The severance amount is undetermined for other NEOs.

4    The severance amount is equal to two times the sum of base salary, target bonus (or actual bonus averaged over the last three years, if greater), and the sum of the value of insurance benefits and perquisites provided to the executive.

In the event of death during active employment with CAE, the executive is deemed to have retired the day before his/her death if he/she was at least age 55, otherwise, he/she is deemed to have terminated his/her employment the day before his/her death.

Amounts payable to NEOs upon specified termination events

The following table sets forth estimates of the amounts payable to each of our NEOs upon specified events, assuming that each such event took place on March 31, 2014. The table does not quantify benefits under plans that are generally available to salaried employees and do not discriminate in favour of executive officers, including the Retirement Plan For Employees of CAE Inc. and Associated Companies, the ordinary DSU plan and the Employee Stock Purchase Plan. In addition, the table does not include the value of outstanding equity awards that have previously vested, such as stock options, which are set forth above in “Executive Compensation – Incentive Plan Awards”. For descriptions of the compensation plans and agreements that provide for the incremental payments set forth in the following table, including our change in control agreements, see “Compensation Discussion and Analysis – Elements of Compensation – Termination and Change of Control Benefits”.

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Section 7 executive compensation

	M. Parent	S. Lefebvre	N. Leontidis	G. Colabatistto	B. Cormier
	$	$	$	$	$
Involuntary Termination
Salary/Severance[1]	3,550,128	Undetermined	Undetermined	1,002,375	Undetermined[2]
LTUs	0	0	0	0	0
RSUs[3]	0	0	0	0	0
Options	0	0	0	0	0
Supplemental Plan	559,000	0	0	0	0
Total	4,109,128	0	0	1,002,375	0
Retirement
Salary/Severance	Not eligible	Not eligible	Not eligible	Not eligible	0
LTUs					0
RSUs					0
Options					0
Supplemental Plan					0[4]
Total
Termination Following Change in Control
Salary/Severance	3,540,000	1,321,000	1,387,000	1,436,500	Undetermined[2]
LTUs[5]	800,618	450,529	614,812	658,943	277,949
RSUs[6]	1,800,150	558,599	631,373	320,949	308,082
Options[7]	1,191,728	689,486	844,574	793,200	399,615
Supplemental Plan[8]	559,000	117,000	207,000	185,000	0
Total	7,891,496	3,136,614	3,684,759	3,394,592	985,646

1.    In the event of involuntary termination when severance is payable, it will be determined at the time of termination, taking into consideration the appropriate factors and current state of legislation and jurisprudence.  Mr. Parent’s severance entitlement on termination of employment other than for cause is two years’ salary plus target bonus, benefits and expenses. Mr. Parent would also be entitled to two years’ service credited to the Supplemental Pension Plan. Mr Colabatistto’s severance entitlement on termination of employment other than for cause is 18 months’ salary plus target bonus. Mr. Cormier is not covered under the Change of Control agreement and therefore, regular severance practices would apply in such case.

2.    As of March 31, 2014 and as part of his employment contract, Mr. Cormier was also eligible for 12 months of additional vesting on his outstanding LTIP awards and a window of 6 months to exercise vested stock options. The cost of his rental accomodations (resulting from his relocation at time of hire) will be covered until the end of the current lease. The unused perquisites account balance would also be payable on a pro-rated basis of employment.

3.    In the event of involuntary termination, termination of employment is deemed to have taken place on March 31, 2014. The RSU grants payable in May 2015 would be pro-rated for the number of full years worked from the grant date to the termination date and paid only if the performance criteria are met. As the payment is not accelerated and continues to be subject to performance conditions, as for all other participants, involuntary termination does not give rise to any incremental benefit and no value is presented herein.

4.    Had Mr. Cormier retired as of March 31, 2014, he would have been entitled to receive the commuted value of his accumulated credits in the plan by way of cash lump sum in the year following retirement.

5.    The LTU value has been calculated by multiplying the number of units that would have vested upon a change of control as of March 31, 2014, and which will be redeemable within the year following the year the executive’s employment is terminated. The value was calculated at $14.55, the closing price of CAE Common Shares on March 31, 2014.  Note that actual value will differ.

6.    RSU value has been established by multiplying the number of units that would have vested upon a change of control as of March 31, 2014 using a closing price of CAE Common Shares of $14.55. Note that actual value will differ.

7.    Options’ value has been calculated by multiplying the number of options that would have vested upon a change of control as of March 31, 2014 using a closing price of CAE Common Shares of $14.55, less the applicable option exercise price.  Note that actual value will differ.

8.    The Supplementary Pension Plan benefits set forth for each NEO reflect the incremental value of benefits for each termination event that exceeds the present value of benefits set forth in the “Pension Benefits” tables above. While none of the NEOs are eligible for retirement, it was assumed for this purpose that each NEO will retire at the age of 60.

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Section 8 Other important information

The management of CAE is aware of no business to be presented for action by the Shareholders at the Meeting other than that mentioned herein or in the Notice of Meeting.

Interest of informed persons in material transactions

No informed person (including any Director or executive officer) of CAE, any proposed Director of CAE, or any associate or affiliate of any informed person or proposed Director, had any material interest, direct or indirect, in any transaction since the commencement of CAE’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect CAE or any of its subsidiaries.

Indebteness of Directors and executive officers

CAE does not offer its Directors or executive officers loans. CAE and its subsidiaries have not given any guarantee, support agreement, letter of credit or similar arrangement or understanding to any other entity in connection with indebtedness of CAE’s Directors or executive officers.

Shareholder proposals

To propose any matter for a vote by the Shareholders at an annual meeting of CAE, a Shareholder must send a proposal to the General Counsel, Chief Compliance Officer & Secretary at CAE’s office at 8585 Côte-de-Liesse, Saint-Laurent, Québec H4T 1G6 at least 90 days before the anniversary date of the notice for the previous year’s annual meeting. Proposals for CAE’s 2015 annual meeting must be received no later than March 16, 2015. CAE may omit any proposal from its Proxy Circular and annual meeting for a number of reasons under applicable Canadian corporate law, including receipt of the proposal by CAE subsequent to the deadline noted above.

Request additional information

CAE shall provide to any person or company, upon written request to the General Counsel, Chief Compliance Officer & Secretary of CAE at CAE Inc., 8585 Côte-de-Liesse, Saint-Laurent, Quebec, H4T 1G6, telephone number 514-734-5779 and facsimile number 514-340-5530:

1.  one copy of the latest Annual Information Form of CAE together with one copy of any document or the pertinent pages of any document incorporated by reference therein;

2.  one copy of the 2014 Annual Report containing comparative financial statements of CAE for FY2014, together with the Auditors’ Report thereon and Management’s Discussion and Analysis; and

3.  one copy of this Circular.

All such documents may also be accessed on CAE’s web  site (www.cae.com). Additional financial information is provided in CAE’s comparative financial statements and Management’s Discussion and Analysis, or on SEDAR at www.sedar.com for the most recently completed financial year.

The contents and the mailing of this Circular have been approved by the Board of Directors of CAE.

Hartland J. A. Paterson (signed)

General Counsel, Chief Compliance Officer & Secretary

Montreal, Quebec

June 12, 2014

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Section 9 Appendix a – bOARD OF DIRECTORS’ MANDATE

CAE Inc. Board of Directors’ responsibilities

CAE’s CEO & President and the company’s other executive officers are responsible for the management of the Company. The Board is responsible for the stewardship of the Company and for monitoring the actions of, and providing overall guidance and direction to management. In fulfilling its mandate, the Board shall, among other things:

Mandate

The Board shall act in the best interest of the Company.

Committees

The Board will maintain an Audit Committee, a Human Resources Committee and a Corporate Governance Committee, each comprised entirely of Independent Directors.  The Board may also maintain an Executive Committee.  The Board may establish such other committees as it deems necessary or desirable, to assist it in the fulfillment of its duties and responsibilities, with such terms of reference as the Board may determine, and may delegate from time to time to such committees or other persons any of the Board's responsibilities that may be lawfully delegated. The Board shall determine whether Directors satisfy the requirements for membership on each such committee. The independent Directors will periodically, as they see fit, hold meetings without management.

Strategy

The Board will maintain a strategic planning process and annually approve a strategic plan that takes into account, among other things, the opportunities and principal risks of the Company's business. The Board also supervises management in the implementation of appropriate risk management systems. Separately from the strategic plan, the Board also approves an annual budget for financial performance.

Corporate governance

Corporate governance issues are the responsibility of the full Board. This includes the disclosure thereof in the Company's annual report and Management Proxy Circular.

The Board periodically reviews a Disclosure Policy for the Company that, inter alia, addresses how the Company shall interact with Shareholders, analysts and the public and covers the accurate and timely communication of all important information. The Company communicates with its stakeholders through a number of channels including its web site, and they in turn can provide feedback to the Company in a number of ways, including e-mail.

The Board, through its Audit Committee, monitors the integrity of the Company's internal controls and management information systems.

The Board, through its Governance Committee, regularly reviews reports on compliance with the Company’s Code of Business Conduct and ethical practices.

The Board periodically reviews Company policies with respect to decisions and other matters requiring Board approval.

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Section 9 Appendix a – bOARD OF DIRECTORS’ MANDATE

Audit, finance and risk management

The Board authorizes the Audit Committee to assist the Board in overseeing:

(i)       the integrity and quality of the Company's financial reporting and systems of internal control and risk management;

(ii)     the Company's compliance with legal and regulatory requirements;

(iii)   the qualifications and independence of the Company's external auditors; and

(iv)    the performance of the Company's internal accounting function and external auditors.

Succession planning

The Board, with the help of the Human Resources Committee, ensures a succession plan is in place for senior officers of the Company and that it monitors the plan.

Oversight and compensation of management

The Board considers recommendations of the Human Resources Committee with respect to:

(i)       the appointment and compensation of senior officers of the Company at the level of Vice President and above;

(ii)     the compensation philosophy for the Company generally;

(iii)   the adoption of any incentive compensation and equity-based plans, including stock option, stock purchase, deferred share unit, restricted share unit or other similar plans, in which officers are or may be eligible to participate, and;

(iv)    the Company's retirement policies and special cases.

The Board communicates to the CEO and periodically reviews the Board's expectations regarding management's performance and conduct of the affairs of the Company. The Board also periodically reviews the CEO’s position description and objectives and his performance against these objectives.

Environmental and safety matters

The Board approves Health & Safety and Environmental policies and procedures and reviews any material issues relating to environmental and safety matters and management's response thereto.

Directors’ qualifications, compensation, education and orientation

The Board, through the Corporate Governance Committee, develops a process to determine, in light of the opportunities and risks facing the Company, what competencies, skills and personal qualities are required for new Directors in order to add value to the Company while ensuring that the Board is constituted of a majority of individuals who are Independent.

The Board, through the Corporate Governance Committee, develops a program for the orientation and education of new Directors, and ensures that prospective candidates for Board membership understand the role of the Board and its Committees and the contributions that individual Directors are expected to make, and develops a program of continuing education if needed for Directors.

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Section 9 Appendix a – bOARD OF DIRECTORS’ MANDATE

The Board considers recommendations of the Corporate Governance Committee with respect to the level and forms of compensation for Directors, which compensation shall reflect the responsibilities and risks involved in being a Director of the Company.

Assessment of board and committee effectiveness

The Board considers recommendations of the Corporate Governance Committee for the development and monitoring of processes for assessing the effectiveness of the Board, the Committees of the Board and the contribution of individual Directors, which assessments shall be made annually. These results are assessed by the Chairman of the Board and/or the Chairman of the Corporate Governance Committee and are reported to the full Board, which decides on actions deemed necessary, if any.  The number of Directors permits the Board to operate in a prudent and efficient manner.

Pension plans

The Board is responsible for overseeing the management of the Company’s pension plans and does this through its Human Resources Committee.

Outside advisers

Directors may hire outside advisers at the Company’s expense, subject to the approval of the Chairman of the Board, and have access to the advice and services of the Company’s Secretary, who is also the General Counsel and Chief Compliance Officer.

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